The share exchange described in this notice involves securities of foreign companies. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of companies in the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the companies are located in a foreign country, and some or all of their officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

[Translation]
Securities Code 7007
June 6, 2014
To Shareholders

31-1, Nihonbashihamacho 2-chome, Chuo-ku, Tokyo
Sasebo Heavy Industries Co., Ltd.
Representative Director & President
Yoshifumi Yushita

CONVOCATION NOTICE OF
THE 92ND ORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Sirs/Madams:

Notice is hereby given that the 92nd Ordinary General Meeting of Shareholders of Sasebo Heavy Industries Co., Ltd. (the “Company”) will be held as set forth below. You are cordially invited to attend the meeting.
If you are not able to attend the meeting, you may exercise your voting rights by submitting your votes in writing. After examining the reference materials for the ordinary general meeting of shareholders attached hereto, please indicate whether you are voting “for” or “against” each of the proposals on the voting form enclosed herewith and return the form to us by no later than 5:35 p.m. on Tuesday, June 24, 2014.

Sincerely

Description

1.	Date and Time:	Wednesday, June 25, 2014 at 10:00 a.m. (the doors will open at 9:30 a.m.)
2.	Place:	Royal Park Hotel (Second Floor, Shinonome Room) 2-1-1 Nihonbashi-Kakigara-cho, Chuo-ku, Tokyo (Guide map is provided at the bottom of this letter)
3.	Meeting Agenda:
Report Item:	(1)
Report on the Business Report for the 92nd fiscal year (from April 1, 2013 to March 31, 2014), the consolidated financial statements and the results of the audit of the consolidated financial statements by the independent auditors and the Board of Corporate Auditors

(2)	Report on the financial statements for the 92nd fiscal year (from April 1, 2013 to March 31, 2014)

Matters to be Resolved:
Proposal 1:	Approval of the Share Exchange Agreement (kabushiki-koukan keiyaku) between the Company and Namura Shipbuilding Co., Ltd.
Proposal 2:	Election of seven (7) directors
Proposal 3:	Election of one (1) corporate auditor
Proposal 4:	Election of one (1) substitute corporate auditor

＊	Upon arrival at the meeting, please submit the voting form enclosed herewith to the reception desk.

＊
Pursuant to laws and regulations and the provision of Article 14 of the Articles of Incorporation, notice is hereby given that “Business Report 5. Contents of Resolution Regarding Development of Systems Necessary to Ensure the Properness of Operations”, the “Notes to Consolidated Financial Statements” and the “Notes to Non-consolidated Financial Statements”, which are among the documents that are to be provided with this convocation notice, have been made available for viewing on the Company’s website (http://www.ssk-sasebo.co.jp), and are therefore not included as attachments to this convocation notice.  Attachments to this convocation notice include  those sections of the Business Report, consolidated financial statements and financial statements which were audited by the Board of Corporate Auditors for the purpose of preparing its audit reports and also those sections of the consolidated financial statements and financial statements which were audited by the independent auditors for the purpose of preparing its independent audit reports.

＊
If any matter addressed in the attachments or in the reference materials for the ordinary general meeting of shareholders requires amendments, the amended documents will be posted on the Company’s website (http://www.ssk-sasebo.co.jp).

(Attachment to Notice of Convocation of the Annual General Meeting of Shareholders)

Business Report
(from April 1, 2013 until March 31, 2014)

1.	Matters Regarding the Current State of the Corporate Group
(1)	Developments and Results of Operations
During the fiscal year that ended March 31, 2014, the Japanese economy continued to move toward recovery, albeit slowly, mainly due to improvements in corporate earnings and steady performance of capital investments and employment on the back of the correction in the strength of the yen driven by economic measures implemented by the administration of Prime Minister Shinzo Abe.
In the shipbuilding industry, although there continues to be an over-tonnage of ships, as a result of continuing orders for new ships throughout the year on the back of lower pricing, the total weight of all new ships ordered in 2013 was 101,434,000 gross tons, an increase of 166.9% from the previous fiscal year.  In Japan, due to factors such as the growing demand for energy-efficient ships, the total weight of new ships ordered was 13,400,000 gross tons, an increase of 51.4% from the previous fiscal year.  On the other hand, due to factors including the reduction in operations of major shipyards, the total weight of all new ships built globally in 2013 was 70,268,000 gross tons, a decrease of 26.5% from the previous fiscal year, while the total weight of new ships built in Japan was 14,588,000 gross tons, a decrease of 15.2% from the previous fiscal year.
In the machinery industry, industrial machinery moved steadily along as a result of increased capital spending on the back of improvements in corporate earnings.  However, the manufacturing of equipment for marine use such as crankshafts, a core product of Sasebo Heavy Industries Co., Ltd. (the “Company”), struggled due to the decline in the construction volume of new ships.
Under such circumstances, the Company’s group (the “Group”) posted a consolidated revenue amount from orders received of ¥55,524 million, an increase of 71.5% from the previous fiscal year, owing to shipbuilding orders for 14 new units and other factors.  Consolidated net sales amounted to ¥30,968 million, a decrease of 13.8% from the previous fiscal year, owing to the downsizing of new shipbuilding operations and the construction of low-priced new ships whose orders were received after the “Lehman Shock”.  As a result, the consolidated value of backlogged orders at the end of the current fiscal year was ¥58,387 million, an increase of 83.9% from the previous fiscal year-end.  In terms of income, despite factors contributing to economic upturn such as reductions in manufacturing costs and fixed costs and the correction of the yen’s appreciation, the Group posted a consolidated operating loss of ¥1,676 million (compared with a consolidated operating loss of ¥1,291 million in the previous fiscal year) and a consolidated ordinary loss of ¥1,626 million (compared with a consolidated ordinary loss of ¥819 million in the previous fiscal year) due to deteriorating profits and losses caused by factors including the unprofitability of the shipbuilding business and the rise in the price of equipment.  In addition, after taking into account the recorded extraordinary losses associated with the implementation of the voluntary retirement program, and payment of income taxes, the consolidated net loss for the Group was ¥2,848 million (compared with a consolidated net loss of ¥533 million in the same period of the previous fiscal year).

Results by segment are as follows.

A.	Shipping
The Group posted orders received of ¥48,562 million in the shipbuilding business, a 74.3% increase from the previous fiscal year.  Included in this amount were new shipbuilding orders for 14 units, consisting of 7 units of 78,000 DWT bulk carriers and 7 units of 85,000 DWT bulk carriers, as well as repair work and other services for Japan Maritime Self-Defense Force vessels, United States Navy vessels, and commercial vessels.  Net sales amounted to ¥25,827 million, a decrease of 17.1% from the previous fiscal year, resulting from a reduction in new shipbuilding businesses, and the construction of low-priced new ships whose orders were received after the “Lehman Shock”.  After delivering a total of 6 new vessels, consisting of 4 units of 75,000 DWT bulk carriers and 2 units of 85,000 DWT bulk carriers, the order backlog for new-build ships came to 17 units, and the net sales amount including ship repairs was ¥54,934 million, an increase of 82.4% from the previous fiscal year-end.  The segment loss was ¥1,923 million (compared with a  segment loss of ¥1,764 million in the previous fiscal year).

B.	Machinery
The Group posted orders received of ¥5,360 million in the machinery business, an increase of 65.3% from the previous fiscal year, representing construction work for marine equipment and general industrial machinery.  This was mainly the result of strong growth in orders received for shipboard LPG tank systems.  Net sales were ¥3,539 million, an increase of 0.2% from the previous fiscal year, resulting from solid sales of industrial chemical equipment and sales to public enterprises despite slumping crankshaft prices.  As a result, the amount of the order backlog was ¥3,453 million, an increase of 111.6% from the previous fiscal year-end.  The segment loss was ¥441 million (compared with a segment loss of ¥187 million in the previous fiscal year).

C.	Others
The “Others” business segment is comprised mainly of meal delivery services.  Orders received and net sales were both ¥1,601 million, an increase of 27.6% from the previous fiscal year.  The segment profit was ¥67 million (compared with a segment loss of ¥22 million in the previous fiscal year).

After adding an adjustment of ¥620 million to segment profits/losses, a consolidated operating loss of ¥1,676 million was posted.

Operating Results by Business Segment
Departmental Amounts of Orders Received, Net Sales, and Order Backlog
(in millions of yen)
Category	Amount of orders received	Net sales	Order backlog
Shipping (shipbuilding, ship conversion, and ship repair)	(New ships: 14 units, 1,131,000 DWT) 48,562	(New ships: 6 units, 466,000 DWT) 25,827	(New ships: 17 units, 1,362,000 DWT) 54,934
Machinery	5,360	3,539	3,453
Others	1,601	1,601	-
Total	55,524	30,968	58,387
(Note)	1.
For recording earnings from construction contracts, “Accounting Standards for Construction Contracts” and “Guidance on Application of Accounting Standards for Construction Contracts” are applied.  Of all construction contracts, including construction contracts existing as of April 1, 2013, construction projects which showed certainty of achievement regarding progress up to March 31, 2014, were recorded by the percentage-of-completion method (estimate of rate of progress regarding construction was recorded by the cost-to-cost method) and the other construction projects were recorded by the completed contract method.  Moreover, the amounts do not include the sales tax, etc.

2.
Order backlog amounts were determined by the completed contract method.  In light of order backlog amounts as of March 31, 2014, ¥10,168 million in the shipbuilding business was recorded as net sales amount by the percentage-of-completion method.

The Ratio of Exports to Net Sales and Identification of Major Export Destinations

Category	Ratio of exports to net sales	Major export destination
Shipbuilding	62.8%	Republic of the Marshal Islands, Republic of Panama, and the United States
Machinery	-	-
Total	62.8

(2)	Circumstances of Capital Investments and Financial Arrangements
A.	Total amount of capital investments for the fiscal year ended March 31, 2014 was ¥950 million. This was mainly the result of the renewal of the dock accommodations in the shipbuilding business.
B.	The balance of all outstanding loans as of the end of the current fiscal year was ¥9,922 million, a decrease of ¥8,969 million from the previous fiscal year-end.

(3)	Issues to be Addressed by the Group
As to the business environment surrounding the Group, in the shipping industry, new shipbuilding prices continue to be at a low level owing to the oversupply of newbuild ships, although signs of recovery can be seen.  Furthermore, in the circumstances surrounding the orders received, as a large number of new shipbuilding completions continue, the Company expects that competition against domestic and international shipyards will further intensify in the future.  Moreover, even in relation to crankshafts, a core product of the Company, and other equipment for marine use, the machinery industry continues to struggle due to the slowdown of the new shipbuilding market, although there are signs of a partial recovery.
To address these business circumstances, on May 17, 2013, the Group developed and announced a “New Mid-Term Management Plan.”  In line with this plan, the Group has established a robust earnings structure which addresses environmental changes while maintaining and expanding the volume of net sales, and the Group will make greater efforts to return to profitability in the 2015 fiscal year and attain stable profitability in and after the 2016 fiscal year by working together as a whole.  In addition, the Group plans to improve corporate value by enhancing governance of each company within the Group and distributing management resources optimally.
With regard to the major steps to be taken by each segment, in the shipbuilding business (being the Company’s core business), the Company will make efforts to develop an optimal operation structure in order to establish resilient systems adaptable to changes in the market environment, and to enhance cost competitiveness by improving production efficiency and reducing the cost of equipment.  In addition, the Company has made efforts to improve its capabilities in developing value-added vessels and has launched beamy, shallow draught and energy-efficient 85,000 DWT bulk carriers  and 78,000 DWT bulk carriers which have been modified to be more energy-efficient, onto the market.  In the ship repair business, the Company will seek to increase orders through strengthening its technological capabilities in order to improve its response capabilities for large vessel repairs, strengthening its the naval ship repair business by carrying out strategic capital investments, and reinforcing its competitiveness through cost reduction in its commercial vessel repair business.  In the machinery business, the Company aims to break its sole dependence on crankshafts and will work towards expanding orders in the areas of industrial chemical equipment, such as shipboard LPG tanks, and port structures.  Furthermore, in addition to these existing businesses, the Company is contemplating expanding into the renewable energy sector.
The Group will implement and promote the measures and policies stated above steadily.  We would appreciate the shareholders’ understanding of the situation that the Company is in as well as its policies and efforts, and we thank you very much for your continuous support.

(4)	Change to Assets, and Profit and Loss
(in millions of yen)
Category	89th fiscal year (from April, 2010 until March, 2011)	90th fiscal year (from April, 2011 until March, 2012)	91st fiscal year (from April, 2012 until March, 2013)	92nd fiscal year (current period) (from April, 2013 until March, 2014)
Net sales	67,280	66,082	35,946	30,968
Ordinary income or ordinary loss	6,161	9,697	(819)	(1,626)
Current net income or current net loss	4,478	734	(533)	(2,848)
current net income or current net loss per share (yen)	27.91	4.58	(3.32)	(17.75)
Net assets	28,396	28,514	27,345	25,098
Net assets per share (yen)	176.96	177.69	170.41	156.41
Total assets	85,013	84,464	65,795	56,087
(Note)  The amounts do not include the sales tax, etc.

(5)	Principal Subsidiaries

Company Name	Location	Capital (in millions of yen)	Percentage of Capital Contributed by the Company	Main Business
Sajuko Kosan Co., Ltd.	Sasebo, Nagasaki	50	100.0	Engineering and construction etc.
Sasebo Marine and Port Services Co., Ltd.	The same as above	50	100.0	Towage services
Sasebo Foods & Life Co., Ltd.	The same as above	20	100.0	Management of facilities used for meal delivery service and a golf course
Sasebo Heavy Industries Production Services Co., Ltd.	The same as above	10	100.0	Transportation
Tsukumo Service Co., Ltd.	The same as above	10	100.0	Security service and building maintenance
Sasebo Juko Sekkei Co., Ltd.	The same as above	10	100.0	Design work
ADS Engineering Co., Ltd.	The same as above	80	100.0	Distribution of gas separation equipment
(Note)  The consolidated subsidiaries of the Company consist of the seven (7) companies stated above.

(6)	Main Business
1.	Building and repair of ships
2.	Manufacture and repair of machinery and equipment for land and marine use
3.	Manufacture and repair of steel structures
4.	Others
Security and janitorial services, management of facilities used for meal delivery service and a golf course, transportation business, contracts for design work, among others.

(7)	Principal Offices and Factories
Sasebo Heavy Industries Co., Ltd.
Head Office:	31-1, Nihonbashihamacho 2-chome, Chuo-ku, Tokyo
Sasebo Shipyard:	Tategami-cho, Sasebo, Nagasaki
Business Office
Osaka Office:	(Chuo-ku, Osaka)
Sajuko Kosan Co., Ltd.:	Sasebo, Nagasaki
Sasebo Marine and Port Services Co., Ltd.:	Sasebo, Nagasaki
Sasebo Foods & Life Co., Ltd.:	Sasebo, Nagasaki
Sasebo Heavy Industries Production Services Co., Ltd.:	Sasebo, Nagasaki
Tsukumo Service Co., Ltd.:	Sasebo, Nagasaki
Sasebo Juko Sekkei Co., Ltd.:	Sasebo, Nagasaki
ADS Engineering Co., Ltd.:	Sasebo, Nagasaki

(8)	Information on Employees

Name of segment	Number of employees	Increase or decrease from end of previous fiscal year
Shipping Department	469	(192)
Machinery Department	132	(15)
Others	435	98
Company-wide (in common)	148	(57)
Total	1,184	(166)
(Note)  In general, the decrease in employees occurred concurrently with the implementation of a voluntary retirement program that was aimed at optimizing the human resource structure and streamlining the organization.

(9)	Principal Lenders

Lenders	Balance of Borrowings (in millions of yen)
The Bank of Fukuoka, Ltd.	4,397
The Shinwa Bank, Ltd.	2,250
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	1,800
The Eighteenth Bank, Limited	474
The Nishi-Nippon City Bank, Ltd.	299

2.	Status of Shareholdings
(1)	Total number of authorized shares:	353,675,000 shares
(2)	Total number of issued shares:	161,955,000 shares (including 1,491,740 treasury shares)
(3)	Number of shareholders:	14,246
(4)	Major Shareholders (Top 10 Shareholders)

Shareholder Name	Number of Shares Held	Shareholding Ratio (%)
Nippon Steel & Sumitomo Metal Corporation	15,658,000	9.76
Metal One Corporation	12,110,000	7.55
The Master Trust Bank of Japan , Ltd. (Trust A/C)	6,214,000	3.87
Yoshida Kaiun Co., Ltd.	6,147,000	3.83
MSCO Customer Securities	4,861,000	3.03
Shinkoh Co., Ltd	4,150,000	2.59
Sasebo Heavy Industries Saei-kai	3,877,000	2.42
The Shinwa Bank, Ltd.	2,590,000	1.61
The Bank of Fukuoka, Ltd.	2,590,000	1.61
JPMC Na Its London Clients Account Morgan Stanley and Company International	2,031,000	1.27

(Note) Shareholding ratios are calculated after deducting the treasury shares (1,491,740 shares)

[…………….]

6.	Basic Policy Concerning the Governance of the Company

(1)	Content of the Basic Policy
Since the founding of the Company in October 1946, having its origins in the former Sasebo Naval Base, the Company has focused on the development, production and distribution of high quality products that meet its customers’ long-term satisfaction in accordance with its basic philosophy of “offering quality and services that fulfill customers’ expectations”, and has pursued such aspirations through adopting innovative changes and by utilizing traditional technology and establishing a proven track record of success.  Further, on October 1, 2009, on the occasion of the 63rd anniversary of its establishment, the Company formulated its new “Corporate Vision,” “Motto” and “Guideposts for the Course of Actions” as the three visions of the Company.  Specifically, under the motto of “Tradition and Evolution,” and under the corporate vision of “We at [the Company], through our manufacturing activities, aspire to contribute to the growth and development of the community where we work, to become a helpful element of the society of Japan, and to attain trust in our business and products from all over the world.”, the Company has endeavored to improve the corporate values and further the common interests of the shareholders by conducting its business in line with the guideposts for the course of actions for the Company’s members that place importance on safety, quality and environmental protection.
The Company recognizes that, to improve the corporate values of the Company and benefit the common interests of its shareholders, it is essential for the Company, in addition to the above, to (A) focus on its areas of specialty, the core being its shipbuilding business (which it has developed over the years through traditional technologies and for which it has a proven track record of success), and develop and produce high quality products that fulfill the needs of customers, (B) achieve innovation in a business form that is congruent with the times and current needs of society, while protecting tradition and making use of the strengths of tradition, (C) maintain and develop the trust and cooperative relationships that have been built with customers and local communities over the years, as a locally based shipyard, (D) conduct business in a manner that meets the trust and expectations of those internal and external to the Company that have been built through community-based business or otherwise.  If such factors are not ensured and improved in the medium and long term, the corporate values of the Company and common interests of shareholders will become impaired.  Accordingly, the Company recognizes that the persons who make decisions on the Company’s policies in respect of finance and business need to be persons who fully understand these points and make it possible for the Company to maintain and improve, in the mid-term and long-term, the corporate values of the Company and common interests of its shareholders.
When a large-volume acquisition of shares of the Company is contemplated, the Company will not categorically oppose such acquisition if such acquisition contributes to the corporate values of the Group and is in the common interests of its shareholders.  However, there may be circumstances where a large-volume acquisitions of shares will not contribute to the corporate values of the target company and will not benefit the common interests of the shareholders, such as acquisitions that, according to their purpose or otherwise, clearly infringe the corporate values and the common interests of the shareholders; acquisitions that may force shareholders to sell their shares in the target company; acquisitions that do not provide enough time or information to enable the target company’s board of directors or shareholders to properly consider the conditions of or other factors related to the acquisition or provide enough time or information to enable the target company’s board of directors to offer an alternative proposal; or acquisitions that require the target company to negotiate with the prospective purchaser to obtain more preferable conditions compared to the proposal offered by the purchaser.

From the above perspective, the Company recognizes that it is necessary for the Company to establish a structure that enables the Company to prevent acquisitions that go against the corporate values of the Company and the common interests of shareholders by making it possible for the Company, when a large-volume acquisition is proposed, to judge whether shareholders should accept the large-volume acquisition of shares of the Company, to ensure that sufficient information and time are provided to  enable the board of directors of the Company to prepare an alternative proposal, and to negotiate with the purchaser on behalf of the shareholders.

(2)	Specific Approach

A.	Special Approach that Contributes to the Effective Use of the Company’s Property; Formation of Appropriate Business Group; and Achievement of Other Basic Policies
Since its establishment, the Company has been operating its business under the same basic philosophy of “offering quality and services that fulfill the Customers’ expectations”, and has been focusing on the development, production and distribution of high quality products that meet its customers’ long-term satisfaction through adopting innovative changes and by utilizing traditional technology, which has resulted in a proven track record of success.  In addition to the above, the Company has been trying to strengthen corporate values and further the common interests of its shareholders by operating its business based on the three visions of the Company that were established on October 1, 2009, namely “Corporate Vision,” “Motto” and “Guideposts for the course of actions”.  The Company aims to fulfill the expectations of local communities and become a manufacturing company that benefits Japanese society and that is trusted all over the world by consistently engaging in good management practices.
Regarding the business environment in which the Company’s group operates, in the shipping business, although the price for new ships shows some signs of recovery, there continues to be an over-supply of ships and the prices for new ships remain low.  Furthermore, in regards to orders for new ships, the volume of newly-constructed ships has continued to remain high and competition between manufacturing dockyards in Japan and abroad is expected to intensify.  In the machinery business, in relation to crankshafts, a core product of the Company, and other equipment for marine use, there are signs of partial recovery; however, the business environment remains severe due to factors including the stagnation in the shipbuilding market.
To deal with such business environment, the Group formulated the “New Mid-Term Management Plan” and published the plan on May 17, 2013.  Based on this plan, the Company has been working on a company-wide basis to establish a durable earnings structure in the changing environment while sustaining and increase the volume of sales, and to achieve a surplus in the 2015 fiscal year and stable income in and after the 2016 fiscal year.  Further, the Company plans to improve its corporate values through an optimum allocation of management resources and reinforcement of the structure of its corporate governance through greater efficiency of its management.

With regard to the main approaches for each segment, in the shipbuilding business (the Company’s main business), the Company is working on establishing the best operation to enable the Company to deal flexibly with changes in the market environment, and maintain or improve its cost competitiveness through improving production efficiency and reducing the price of equipment.  Further, the Company is working on reinforcing its development capabilities in respect of high-value added ships and has brought to market a beamy, shallow draught, energy-efficient 85,000 DWT bulk carrier and an advanced energy-efficient 78,000 DWT bulk carrier.  In the ship repair business, the Company plans to increase orders by upgrading the technology used for handling large-scale vessels, strengthening its vessel business through strategic capital investments, and improving the competitiveness of its general commercial ship business through the implementation of cost-cutting measures.  In the machinery business, the Company aims to reduce its reliance on its crankshaft manufacturing business and work on increasing orders for machinery for the chemical industry such as shipboard LPG tank systems and harbor structures.  In addition to such existing businesses, the Company is studying the feasibility of new businesses relating mainly to the renewable energy sector.
Based on the foregoing, the Company intends to continue to utilize its traditions, pursue self-transformation to remain ahead of the market in light of future changes, and work together with other Group members so as to survive in these severe times.
Moreover, in order to further clarify the responsibility of the management team to shareholders, it was resolved at the 84th Annual General Meeting of Shareholders of the Company that was held on June 29, 2006 that the term of office of the directors of the Company would be one (1) year.  The Company is working to maintain and reinforce its internal control system pursuant to the Companies Act and Financial Instruments and Exchange Act, mainly in the area of internal audit, and performs periodical internal audits and gives directions for operational improvement, and the Company intends to strengthen its corporate values and secure and further the common interests of shareholders in an attempt to further reinforce the structure of the corporate governance and ensure management transparency.

B.	Approaches to Prevent Persons who are Unsuitable in Light of the Basic Policy from Making Decisions regarding the Company’s Financial and Business Policy
At the board of directors’ meeting of May 18, 2012, the Company resolved that it would renew the countermeasures against the large-volume acquisition of shares of the Company (anti-takeover measures, hereinafter referred to as the “Plan”), subject to the shareholders’ approving the delegation to the board of directors of decisions on matters concerning the allotment of stock acquisition rights without contribution; the shareholders approved such delegation at the 90th Annual General Meeting of Shareholders of June 26, 2012.

The Plan aims to prevent any large-volume acquisition of shares of the Company which would go against the Company’s corporate values and the common interests of shareholders, and to protect the Company’s corporate values and the common interests of its shareholders by ensuring that the shareholders are given necessary and sufficient information and time for them to make appropriate decisions regarding such share acquisitions, and opportunities to discuss and negotiate with the proposed purchaser.
The Plan covers (i) acquisitions where the purchaser acquires 20% or more of the Company’s shares, and (ii) tender offers which result in a tender offeror and its related persons acquiring 20% or more of the Company’s shares (such acquisition and tender offer collectively being referred to as an “Acquisition”).
When an Acquisition is to take place, the board of directors of the Company will, except in certain circumstances such as the formation of a business alliance, request the persons who intend to execute the Acquisition or who propose the Acquisition (collectively, hereinafter referred to as the “Purchaser”) to submit a “Statement of Acquisition” that states that the Purchaser will follow the procedures prescribed in the Plan for Acquisition and includes information on the Acquisition. After receiving the Statement of Acquisition, the board of directors of the Company will provide such Statement of Acquisition to an independent committee that is comprised of persons who are independent from the management team of the Company.  The independent committee will evaluate and weigh, based on the opinions of outside professionals (as appropriate), the Statement of Acquisition, the opinions and an alternative proposal from the board of directors of the Company, and will negotiate with the Purchaser and disclose information to shareholders.
If the independent committee determines that the Acquisition falls under any matter that is prescribed in the Plan and that it is appropriate to implement the allotment of stock acquisition rights without contribution, such as cases where the Purchaser did not follow the procedures prescribed in the Plan, or that after considering the details of the Acquisition and discussing and negotiating with the Purchaser, it is clear that the Acquisition will infringe the Company’s corporate values and go against the common interests of the shareholders or otherwise, the independent committee will recommend that the board of directors of the Company implement the allotment of stock acquisition rights without contribution pursuant to the rules of the independent committee.
A stock acquisition right is the right to obtain one share of the Company by paying one (1) yen (or any other amount determined by the board of directors by resolution for the allotment of stock acquisition rights without contribution, up to half of the actual value of the shares), except that the Purchaser cannot exercise this right.  Further, the stock acquisition rights are subject to a call option in favor of the Company such that the Company can acquire stock acquisition rights from persons other than the Purchaser in exchange for shares of the Company, and in general where the Company exercises this call option, it will deliver one (1) share of the Company for each stock acquisition right.  The board of directors of the Company takes into account the recommendation by the independent committee as regards the resolution to implement or not to implement the allotment of stock acquisition rights without contribution.

The board of directors of the Company will, after the above resolution, promptly disclose the information regarding the outline of the resolution and other information that the board of directors of the Company determines appropriate.  If the independent committee recommends the board of directors of the Company to seek approval at a general meeting of shareholders of the Company for the allotment of stock acquisition rights without contribution, the board of directors of the Company will promptly convene a general meeting of shareholders and act in accordance with the shareholders’ decision.  On the other hand, if the independent committee recommends that the board of directors should implement or not to implement the allotment of stock acquisition rights without contribution, the board of directors of the Company will resolve to implement or not to implement such allotment in accordance with such recommendation, and if the board of directors of the Company resolves to implement the allotment of stock acquisition rights without contribution, the Company will allot stock acquisition rights without any payment.
Stock acquisition rights are rights whereby shares of the Company are delivered when a certain amount of money prescribed by the board of directors of the Company is paid; however, based on Article 15 of the Articles of Incorporation that was approved at the 87th Annual General Meeting of Shareholders of June 24, 2009, the Purchaser may not exercise such rights and the Company can buy back the stock acquisition rights in exchange for the Company’s shares.
After the implementation of the allotment of stock acquisition rights without contribution, if the stock acquisition rights are exercised by shareholders other than the Purchaser or shares are delivered by the Company to the shareholders other than the Purchaser in exchange for stock acquisition rights, the value of one (1) share of the Company will be diluted; however, in principle the overall value of the Company’s shares that shareholders hold will not be diluted.  In this case, the proportion of the voting rights of the Company’s shares held by the Purchaser may be diluted to a maximum of 50%.  If the board of directors determines (or the independent committee recommends) that the Company needs to buy back the stock acquisition rights at any time during the period from the allocation of such stock acquisition rights until the first date on which the shareholders may exercise their acquisition rights, the Company may buy back all of the allotted stock acquisition rights without any payment.  In this case, the value of one (1) share of the Company that shareholders hold will not be diluted.  However, if the stock acquisition rights are allotted, but the shareholders do not exercise their acquisition rights during the exercise period, or the Company does not otherwise buy back the stock acquisition rights during such period, there is a possibility that the value of the shares owned by such shareholders will be diluted.
The effective term of the Plan will continue until the conclusion of the annual general meeting of shareholders for the last business year which ends within three years from the conclusion of the Company’s 90th Annual General Meeting of Shareholders of June 26, 2012.  However, if before the expiration of the effective term, (i) a general meeting of shareholders of the Company adopts a resolution to abolish the Plan, or (ii) the board of directors of the Company adopts a resolution to abolish the Plan, the Plan shall be abolished at the time of such resolution.

(3) The Thinking of the Company’s Board of Directors regarding the Specific Approaches and the Reasons Therefor
The annual management planning and measures based on the Plan described in (2) A above are formulated as specific measures to continuously improve the Company’s corporate values and further the common interests of shareholders, and these conform to the Company’s basic policy.
Further, the Plan is a framework to ensure and improve the Company’s corporate values and further the common interests of shareholders as described in (2) B above, and the Plan conforms to the Company’s basic policy.  In particular, the fairness and transparency of the Plan are ensured since the Plan completely satisfies the requirements of the guidelines for takeover defense measures formulated by the Ministry of Economy, Trade and Industry and the Ministry of Justice; the Plan has been renewed based on the approval of shareholders at a general meeting of shareholders; the Plan sets reasonable and objective requirements for implementation as its feature; the implementation or non-implementation of the Plan will be decided after the evaluation and judgment of the independent committee that is comprised solely of persons who are independent from the management team of the Company; the independent committee can seek the advice of a third party that is independent in the process of evaluation and judgment; and it is provided that the effective term is a maximum of three (3) years and the Plan is able to be abolished by the resolution of a general meeting of shareholders or the board of directors before the expiration of the term, and the Plan has high reasonability and contributes to the Company’s corporate values and the common interests of shareholders, and does not aim to maintain the positions of board members.

Consolidated Balance Sheet

(As of March 31, 2014)

(in millions of yen)

Account	Amount	Account	Amount

(ASSETS)		(LIABILITIES)
CURRENT ASSETS	33,652	CURRENT LIABILITIES	22,085
Cash and deposits	20,235	Notes and accounts payable - trade	9,829
Notes and accounts receivable - trade	9,967	Notes payable - facilities	68
Merchandise and finished goods	15	Short-term loans payable	4,369
Work in process	1,853	Lease obligations	80
Raw materials and supplies	305	Income taxes payable	63
Others	1,275	Advance receipts	4,021
NON-CURRENT ASSETS	22,434	Provision for construction warranties	17
Property, plant and equipment	18,344	Provision for loss on construction contracts	2,468
Buildings and structures	7,583	Others	1,167
Docks and building berths	1,246	NON-CURRENT LIABILITIES	8,903
Machinery, equipment and vehicle	3,330	Long-term loans payable	5,553
Tools, furniture and fixtures	202	Lease obligations	173
Land	5,489	Deferred tax liabilities	535
Leased assets	185	Provision for special repairs	47
Construction in progress	305	Provision for environmental measures	174
Intangible assets	169	Net defined benefit liability	2,340
Software	108	Others	78
Leased assets	48	TOTAL LIABILITIES	30,989
Telephone subscription rights	11	(NET ASSETS)
Investments and other assets	3,921	Shareholders’ Equity	24,374
Investment securities	3,025	Capital stock	8,414
Long-term loans receivable	13	Capital surplus	5,148
Others	1,148	Retained earnings	11,790
Allowance for doubtful receivables	(265)	Treasury stock	(978)
		Accumulated other comprehensive income (loss)	724
		Valuation difference on available-for-sale securities	472
		Deferred gains or losses on hedges	(47)
		Pension liability adjustments	298
		TOTAL NET ASSETS	25,098
TOTAL ASSETS	56,087	TOTAL LIABILITIES AND NET ASSETS	56,087

Consolidated Statement of Income

(From April 1, 2013 to March 31, 2014)

(in millions of yen)

Account	Amount

Net sales		30,968
Cost of sales		30,840
Gross profit		128
Selling, general and administrative expenses		1,804
Operating loss		1,676

Non-operating income:
Interest and dividend income	66
Foreign exchange gain	344
Others	18	429
Non-operating expenses:
Interest expenses	266
Others	112	379
Ordinary loss		1,626

Extraordinary gain:
Gain on sales of property, plant and equipment	59
Others	6	66

Extraordinary loss:
Loss on disposal of property, plant and equipment	29
Impairment loss	267
Special extra retirement payments	692
Provision for environmental measures	174
Others	61	1,224
Net loss before income taxes and minority interests		2,784
Income taxes-current	68
Income taxes-deferred	(4)	63
Net loss before minority interests		2,848
Minority interests in net loss		―
Net loss		2,848

Consolidated Statement of Changes in Net Assets

	(From April 1, 2013 to March 31, 2014)					(in millions of yen)
	Shareholders’ equity					Accumulated other comprehensive income (loss)
	Capital	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity	Valuation difference on marketable securities	Deferred gains or losses on hedges	Pension liability adjustments	Total accumulated other comprehensive income	Total net assets
Balance as at April 1, 2013	8,414	5,148	14,638	(977)	27,222	239	(116)	―	122	27,345
Changes of items during the year
Net loss			(2,848)		(2,848)					(2,848)
Purchase of treasury stock				(0)	(0)					(0)
Net changes in accounts other than shareholders’ equity						233	69	298	601	601
Total changes	―	―	(2,848)	(0)	(2,848)	233	69	298	601	(2,247)
Balance as at March 31, 2014	8,414	5,148	11,790	(978)	24,374	472	(47)	298	724	25,098

Notes to the Consolidated Financial Statements

1.	Significant matters for preparation of consolidated financial statements

1.	Scope of consolidation

(1)	Number of consolidated subsidiaries and names of significant consolidated subsidiaries
Number of consolidated subsidiaries: Seven
Names of significant consolidated subsidiaries:
Sasebo Heavy Industries Production Services Co., Ltd., Sasebo Foods & Life Co., Ltd., Tsukumo Service Co., Ltd., Sasebo Juko Sekkei Co., Ltd., Sajuko Kosan Co., Ltd., Sasebo Marine and Port Services Co., Ltd., ADS Engineering Co., Ltd.

(2)	Significant unconsolidated subsidiaries
Not applicable

2.	Application of the equity method of accounting

(1)	Number of unconsolidated subsidiaries and associated companies accounted for under the equity method of accounting and names of significant companies
Not applicable

(2)	Number and name of unconsolidated subsidiaries and associated companies not being accounted for under the equity method: Two Imariwan Port Services K.K., SMERT DESIGN Co., Ltd.
Reason for not being accounted for under the equity method of accounting:
These associated companies are not accounted for under the equity method because each company has no material impact on net income or on retained earnings and because they are not significant on the whole.

3.	Account closing date of consolidated subsidiaries

The fiscal year-end of consolidated subsidiaries coincides with the consolidated account closing date.

4.	Significant accounting policies

(1)	Basis of valuation for significant assets

1)	Securities
1.	Debt securities intended to be held to maturity	Stated at amortized cost (straight-line method)

2.	Available-for-sale securities
Marketable securities	Stated at market value based on the closing market price as of the fiscal year-end
(Unrealized gains and losses, net of applicable taxes, are reported in a separate component of equity. Cost of securities sold is determined by the moving-average method.)
Non marketable securities	Stated at cost determined by the moving-average method

2)	Derivatives	Stated at market value

3)	Inventory
Stated at cost (book value is written down to reflect the decreased profitability), primarily determined by the specific identification method and the moving-avarage method for raw materials and supplies and by the specific identification method for work in process.

(2)	Method of depreciation and amortization of significant assets

1)	Property, plant and equipment (except for leased assets)
The declining-balance method

2)	Intangible assets (except for leased assets)
The straight-line method

3)	Leased assets
Leased assets related to finance lease transactions without transfer of ownership

The leased assets amortized by the straight-line method over the lease term with zero residual value. However, for finance lease transactions that do not involve a transfer of ownership and that started before the adoption of the Accounting Standards Board of Japan (ASBJ) Statement No. 13 “Accounting Standard for Lease Transactions” are accounted for as operating lease transactions.

(3)	Accounting for significant allowances

1)	Allowance for doubtful accounts
To provide for a loss on doubtful accounts, general allowances are provided using the rate determined by past experience with bad debts. Specific allowances are provided for the estimated amount considered to be uncollectible after reviewing the individual collectability of certain doubtful accounts.

2)	Provision for construction warranties
Provision for construction warranties is recorded based on the estimated amount of service costs within the warranty period.

3)	Provision for losses on construction contracts
Provision for losses on construction contracts is recorded based on estimated losses that are anticipated to occur from the following fiscal year, for any undelivered construction contract on which a loss is likely to be incurred as of the end of the current fiscal year and where the amount of such loss can reasonably be estimated.

4)	Provision for special repairs
To prepare for the payment of special repair work of vessels, the estimated overhaul costs are accrued and accounted based on the actual results of the past fiscal years.

5)	Provision for environmental measures
Provision for environmental measures is recorded based on the amount reasonably estimated for waste disposal cost of substances such as PBC (polychlorinated biphenyl).

(4)	Other significant matters for the preparation of consolidated financial statements

1)	Revenue and Cost Recognition Policies
To recognize revenue relating to completed construction, for the portion completed by the end of the current fiscal year, the percentage-of-completion method (percentage of completion estimated by the cost-ratio method) is used if the outcomes can be deemed certain. The completed-contract method is used for other construction contracts.

2)	Methods of hedge accounting
Deferred hedge accounting is applied. The simplified accounting method is applied to interest rate swaps when certain requirements are met.

3)	Standard for recording liability for retirement benefits
Liability for retirement benefits is recorded for employees’ retirement benefits based on the estimates at the end of the fiscal year. The amounts are the balances of retirement benefit obligations less estimated pension plan assets.
Past service costs are charged to expenses as incurred, and actuarial differences are mainly amortized by the declining balance method over a fixed number of years (five years) not exceeding the employees’ average remaining service years beginning in the following fiscal year.
Unrecognized actuarial differences are recorded as pension liability adjustments of accumulated other comprehensive income of the net asset section, after adjusting tax effects.
In determining the retirement benefit obligations, straight-line basis is adopted to attribute estimated benefit obligations to the period up to the current fiscal year.

4)	Accounting for consumption taxes
Consumption taxes and local consumption taxes are accounted for based on the tax exclusion method.

5.	Changes in accounting policies
The Company applied the “Accounting Standard for Retirement Benefits” (ASBJ Statement No. 26 of May 17, 2012) (the “Accounting Standard”) and the “Guidance on Accounting Standard for Retirement Benefits” (ASBJ Guidance No. 25 of May 17, 2012) (the “Guidance”) from the current fiscal year end, except for items prescribed in paragraph 35 of the Accounting Standard and paragraph 67 of the Guidance. In accordance with the Accounting Standard and the Guidance, the amount of the projected benefit obligations less the pension plan asset is reported as a liability for retirement benefits and unrecognized actuarial differences are recorded as a liability for retirement benefits from the fiscal year ended March 31, 2014.

For the application of the Accounting Standard and the Guidance, the Company adopted the transitional treatment in paragraph 37 of the Accounting Standard, recording the amount effected by this change in accumulated other comprehensive income at the end of the current fiscal year end.
As a result, the Company recorded liabilities for retirement benefits of ¥2,340 million, while accumulated other comprehensive income increased by ¥298 million.
The impact of such changes in accounting policies on per share information is stated in the relevant section.

2.	Notes to the consolidated balance sheet

1.	Assets pledged as collateral and secured liabilities
(1)	Assets pledged as collateral
Buildings and structures	¥2,526 million
Docks and building berths	1,246 million
Machinery ,equipment and vehicles	44 million
Tools, furniture and fixtures	0 million
Land	1,371 million
Investment securities	2,151 million
Total	¥7,341 million

(2)	Liabilities secured by the above collateral
Short-term loans payable	¥650 million
Advance received	2,421 million
Long-term loans payable	7,997 million
Total	¥11,069 million

2.	Accumulated depreciation of property, plant and equipment
¥47,560 million

3.	Accumulated impairment loss for property, plant and equipment
The balance of accumulated depreciation includes accumulated impairment loss.

3.	Notes to the consolidated statement of income

1.	Impairment Loss
Impairment loss is recognized on the following asset groups for the current fiscal year.

1)	(Purpose)	Golf course
(Class)	Land, leased asset
(Location)	Sasebo-shi, Nagasaki-ken
(Amount)	¥15 million
(Background)	The book value is reduced to their recoverable amounts because the estimated future cash flows decreased as a result of deterioration of revenues.

2)	(Purpose)	Idle assets
(Class)	Land, buildings, structures, equipment
(Location)	Sasebo-shi, Nagasaki-ken and others
(Amount)	¥251 million
(Background)	The book value is reduced to the recoverable amounts due to decline in market value of such assets as a result of change of the purpose of use to idle assets.

(Method of asset grouping)
The assets are primarily grouped by business segment, while idle assets are individually considered as one asset unit.

(Method of calculating the recoverable amount)
The recoverable amount is calculated as the net selling price, which is based on real estate appraisals and declared value.

4.	Notes to the consolidated statement of changes in equity

1.	Class and number of shares issued at the end of the fiscal year
Common stock                                         161,955,000 shares

2.	Dividends declared
(1)	Dividends paid
Not applicable

(2)	Dividends with a record date during the current fiscal year, but whose effective date is in the following fiscal year
Not applicable

5.	Notes to financial instruments

1.	Status of financial instruments
The policy of the Company and its subsidiaries (collectively, the “Group”) is to restrict its investments to short-term bank deposits and to raise its funding through borrowings from financial institutions, including banks.
The Group mitigates credit risk from customers related to notes and accounts receivable-trade in accordance with its credit management rules. Investment securities consist mainly of equity securities, and fair values for listed shares are monitored on a quarterly basis.
Borrowings are used for the purpose of working capital (mainly short-term loans payable) and capital investments (long-term loans payable). Interest swap contracts are used for certain long-term loan payable to mitigate interest rate fluctuation risks by fixing the amount of interests. Derivative transactions are conducted only for actual demand in accordance with the internal management rules.

2.	Fair value of financial instruments
Book value shown in the consolidated balance sheet, fair value and the difference between them as of March 31, 2014 (closing date of the current fiscal year) are presented in the following table.
(JPY in million)
		Book Value (*)	Fair Value (*)	Difference
(1)	Cash and deposits	¥20,235	¥20,235	¥-
(2)	Notes and accounts receivable – trade	9,967	9,967	-
(3)	Securities and investment securities Marketable securities	2,959	2,959	-
(4)	Notes and accounts payable – trade	(9,829)	(9,829)	-
(5)	Notes payable – facilities	(68)	(68)	-
(6)	Short-term loan payable	(4,369)	(4,369)	-
(7)	Long-term loan payable	(5,553)	(5,501)	(51)
(8)	Derivatives	(47)	(47)	-
(*) Liabilities are presented in parenthesis.

(Note 1)	Method of determining fair values of financial instruments and other matters related to securities and derivatives

(1)	Cash and deposits and (2) Notes and accounts receivable - trade
The book value of these instruments approximate fair value because of their short maturities.
(3)	Securities and investment securities
The fair value of stocks is determined using quoted prices on the stock exchange. Fair value of bonds is determined using the quoted prices on the stock exchange or the quoted price obtained from financial institutions.
(4)	Notes and accounts payable - trade, (5) notes payable - facilities, and (6) short-term loan payable
The book value of these instruments approximate fair value because of their short maturities.
(7)	Long-term loan payable
The fair value of long-term debt is stated at present value which is determined by discounting the aggregate value of principal and interest using an interest rate on similar new loans. Long-term loan payable at floating rates is subject to the exceptional accounting method of interest rate swaps (see (8) below), and the fair value is calculated by discounting the aggregate value of principal and interest on the long-term loan payable that is accounted for together with relevant interest rate swaps using an interest rate reasonably estimated for similar new loans.

(8)	Derivatives
Fair value of interest rate swaps and forward exchange contracts is measured at the quoted price obtained from financial institutions. Interest rate swaps to which the exceptional accounting method is applied are accounted for together with the long-term loan payable designated as hedged items. For that reason their fair values are included in the fair value of the long-term loan payable (see (7) above).

(Note 2)
Unlisted shares (book value of ¥65 million) are not included in “(3) Securities and investment securities” because no quoted market prices for the instruments are available and it is extremely difficult to measure fair values by estimating the future cash flows.

6.	Notes to per share information

Net assets per share	¥156.41
Net loss per share	¥17.75

(Note)	1.	Fractional amounts of less than one thousand JPY are rounded down.
2.	As described in “Changes in Accounting Policies” above, the Company uses the Accounting Standard for Retirement Benefits, adopting the transitional treatment in paragraph 37.
As a result, net assets per share increased by ¥1.86 in the current fiscal year.

[TRANSLATION]

Shareholders’ Meeting Reference Materials

Proposal 1 Approval of the Share Exchange Agreement (kabushiki-koukan keiyaku) between the Company and Namura Shipbuilding Co., Ltd.

The Company and Namura Shipbuilding Co., Ltd. (“Namura Shipbuilding”), at their respective board of directors meetings held on May 23, 2014, have determined to enter into a share exchange transaction (the “Share Exchange”) to make the Company a wholly owned subsidiary of Namura Shipbuilding, and that the companies have executed a share exchange agreement (the “Share Exchange Agreement”).  We ask you to approve the Share Exchange Agreement.

Through the Share Exchange, the Company will become a wholly-owned subsidiary of Namura Shipbuilding on October 1, 2014, the effective date of the Share Exchange.  Furthermore, the shares of the Company are scheduled to be delisted from the Tokyo Stock Exchange (the “TSE”) and the Fukuoka Stock Exchange on September 26, 2014 (the last trading date being September 25, 2014).

I.	Purpose of the Share Exchange
1.	Background and Purpose of Making the Company a Wholly-Owned Subsidiary through the Share Exchange

The global shipbuilding market has suffered from weak demand and low ship prices for a long time due to the global economic stagnation and the credit squeeze in the global financial markets caused by the collapse of the Lehman Brothers in September 2008.  Since 2013 the market has shown some positive signs; the volume of new global shipbuilding orders grew year over year for the first time since the “Lehman Shock” and ship prices have recently shown a slight improvement.  However, there remains an excess of existing ships due to the bulk orders before the “Lehman Shock”, and the structural issues in the shipbuilding industry, including the worldwide excess of shipbuilding capacity, are far from being resolved.  As a result it is expected that shipyards in Japan, South Korea, China and other countries will face fierce competition and the competition among the strong will be further intensified through realignment and natural selection of shipyards.  Furthermore, as ship fuel prices soar and customers become more conscious of environmental issues, there is a marked tendency for customers to focus on fuel-efficient technology in selecting shipyards.  In order to survive the competition, shipyards now must enhance cost competitiveness and also enhance their design and technology development capabilities to enable the shipyards to serve customers’ needs for fuel-efficiency at a high level, and to appropriately and promptly respond to amendments of international rules, especially environmental rules.

According to Namura Shipbuilding, the background, etc. of the Share Exchange for Namura Shipping is as follows:
Since its incorporation in 1911, Namura Shipbuilding has run a shipbuilding business as its core business, as well as a ship repair business and steel structure business. In recent years, in accordance with its basic policy of offering a “product mix”, Namura Shipbuilding has offered at Imari Shipyard & Works, various ships to its customers ranging from capesize bulkers such as the 250,000 deadweight tonnage-type iron ore carriers (WOZMAX), to small and medium sized bulkers such as Panamax and handysize bulkers, and the Aframax Tanker.  In 2007, Namura Shipbuilding made The Hakodate Dock Co., Ltd. (“Hakodate Dock”), with which Namura Shipbuilding had entered into a capital and business alliance, its consolidated subsidiary, and since then has enhanced customer satisfaction by realizing a synergy effect through joint development for shipbuilding and more efficient procurement.  Furthermore, Namura Shipbuilding has been actively working on jointly developing new technology with customers seeking differentiation through the use of fuel efficient technology and other environment-related technology.  However, in order to win the battle for survival, Namura Shipbuilding believes that it must: (i) further enhance its design and development capabilities to respond to customers’ needs for high fuel-efficiency, amendments to international rules, and energy structure changes such as increasing demand for gas transportation; (ii) improve and enhance its flexibility to respond to rapid changes in the market through its product mix policy of receiving orders for, and building, several types of ships; and (iii) expand its scale to make it more competitive by cutting the costs of development and building per ship.

Since its incorporation in 1946, the Company’s core business has comprised of shipbuilding, ship repair and machinery by making use of equipment and technologies inherited from the former Sasebo Naval Base, and in recent years its leading products in the shipbuilding business have included the Panamax Bulker and the Aframax Tanker. Thus, the Company has accommodated its customers’ requests with its high technological capabilities in the shipbuilding business as well as the ship repair and machinery businesses.  Although the Company’s financial results deteriorated due to the rapid change in the business environment after the “Lehman Shock”, the Company established on May 17, 2013 its mid-term management plan aiming to establish a profitable structure resistant to environmental changes, and since then has made managerial efforts to change its sales structure and review and strengthen its business operation system.  Due to these efforts as well as the recent correction of the yen’s appreciation and the recent increase in ship prices, the business results of the Company are currently improving.  However, in order to win the future battle for survival and ensure the continuance of manufacturing in the Sasebo region, there is an urgent need for the Company to enhance its design capability and cost competitiveness, and enhance and restructure its business platform based on the mid- and long-term growth strategy. In this regard, the Company has been considering the possibility of cooperating further with competitors.

After consultation on the industry environment and the situation of the companies as set forth above, the companies concluded that Namura Shipbuilding would make the Company its wholly owned subsidiary. The companies will focus on realizing two main objectives which they consider to be essential conditions for survival; enhancing design and development capabilities, and enhancing procurement capabilities, each of which are discussed further in the next section.  In addition, the companies aim to enhance their respective competitiveness and business development capabilities, as well as those of the group as a whole, by working together in ensuring their respective flexibility on the sales and production side, cooperating in the ship repair business field, and streamlining administrative departments. The companies also aim to continuously enhance corporate value through the expansion of scale and quality improvement.  According to the Shipbuilders’ Association of Japan, the total combined new shipbuilding completion volume of Namura Shipbuilding, the Company and Hakodate Dock for 2013 was 151 million gross tons, and taken together the three companies constitute the third largest shipbuilder in Japan on a gross tonnage basis.

2.	Outline of Business Strategy after Making the Company a Wholly Owned Subsidiary through the Share Exchange

The companies aim to maximize a synergy effect by integrating the management of the Imari office of Namura Shipbuilding and the Sasebo shipyard, which are geographically close, and utilizing the economies of scale when combined with Hakodate Dock.

A.	Enhancing design and development capabilities
By integrating the design capabilities that the companies have built over time and improving the quality and quantity of their design and development, the companies plan to establish a system to respond to changes in customers’ technical needs relating mainly to environmental performance and energy structure changes, and to the strengthened international rules and amendments thereto.  In addition, the companies will strive to improve efficiency through integrated management and to reduce design and development costs per ship.
B.	Realizing efficient procurement
The companies aim to realize the efficient procurement of cost-competitive equipment through quantitative expansion and collaboration.
C.	Enhancing sales ability
The companies plan to build a flexible and strategic order-receiving system by utilizing three bases - Namura Shipbuilding, Hakodate Dock and the Company - as well as enhancing sales capabilities through integration and revision of the companies’ sales systems.
D.	Streamlining production strategy
The companies plan to take advantage of the benefits of having relatively close offices, and build an efficient production system that includes an allocation of management resources allowing optimal role-sharing and personnel exchanges.
E.	Cooperating on ship repair business
Similar to the Company, Hakodate Dock, a member of the Namura Shipbuilding Group, conducts a ship repair business as one of its core businesses, and as such aims to enhance its business base through cooperation between the companies.

F.     Streamlining of administrative departments.
The companies plan to allocate personnel appropriately through reviewing duplicate functions in their respective administrative departments, and enhancing management ability.
G.     Enhancing development capabilities
The companies aim to enhance capabilities for development toward further domestic business development and overseas expansion through synthesizing the technique, manufacturing, and management capabilities of both companies and improving the respective internal systems.

II.	The Content of the Share Exchange Agreement
The content of the Share Exchange Agreement is attached as Appendix 1 “Share Exchange Agreement”.

III.	Summary of Matters Listed under Each Item of Article 184, Paragraph 1 of the Ordinance for Enforcement of the Companies Act, except for Item 5 and Item 6.

1.	Fairness of the Consideration in the Share Exchange

(1) Fairness of the Total Consideration and Calculation Methods
(a) Content of Share Allotment in the Share Exchange
	Namura Shipbuilding (Wholly-owning Parent Company in Share Exchange)	The Company (Wholly-owned Subsidiary in Share Exchange)
Share Exchange Ratio	1	0.128
A.	Share allotment ratio
0.128 common stock of Namura Shipbuilding will be allotted and delivered for each common stock of the Company.

B.	Number of shares to be delivered in the Share Exchange
In the Share Exchange, Namura Shipbuilding will newly issue 20,539,297 common stock, and allot and deliver such shares to the shareholders of the Company immediately preceding the time at which Namura Shipbuilding acquires all of the issued shares of the Company (the “Base Time”) through the Share Exchange.
In addition, in accordance with a resolution of the meeting of the board of directors of the Company to be held no later than the day immediately preceding the effective date of the Share Exchange, the Company will cancel, at the Base Time, all of its shares then held by it as treasury stock (including the shares to be purchased by it in response to a share purchase demand made by dissenting shareholders upon the Share Exchange under Article 785, Paragraph 1 of the Companies Act).
Furthermore, the number of shares to be allotted and delivered through the Share Exchange may be subject to change in the future due to reasons such as the acquisition and the cancellation of treasury stock by the Company.

C.	Treatment of shares in a number less than one Share Unit
The Shareholders who hold less than one full trading unit (fewer than 100 shares) of Namura Shipbuilding shares through the Share Exchange are unable to sell shares in a number less than one Share Unit on the exchange market.  Additionally, each shareholder who will hold shares of Namura Shipbuilding constituting less than one unit may use the following systems concerning shares of Namura Shipbuilding.

(A)	Purchase of shares constituting less than one unit (sale by shareholder of shares constituting less than one unit)

In accordance with the provisions of Article 192, Paragraph 1 of the Companies Act, shareholders holding less than a full trading unit of Namura Shipbuilding shares may request Namura Shipbuilding to purchase the shares constituting less than one unit.

(B)	Further purchase of shares constituting less than one unit (purchase to reach a total of 100 shares)

In accordance with the provisions of Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of Namura Shipbuilding, shareholders holding less than a full trading unit of Namura Shipbuilding shares may request to purchase from Namura Shipbuilding the number of shares that will, when taken together with the number of shares constituting less than one unit already held by such shareholder, result in the shareholder holding a total of one unit.

D.	Treatment of any fractions of less than one share
Namura Shipbuilding will pay to shareholders of the Company who are entitled to receive the allotment of fractions of less than one share of common stock of Namura Shipbuilding upon the Share Exchange, an amount in cash in proportion to such fraction in accordance with Article 234 of the Companies Act and other relevant laws and regulations.

(b) Basis for Calculation of the Content of Allotment Concerning the Share Exchange

A.	Basis and reason for Calculation of the Content of Allotment
With respect to the share exchange ratio set out in III.1.(1)(a) “Content of Share Allotment in the Share Exchange” above, Namura Shipbuilding appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) as the third-party valuation institution, and the Company appointed KPMG FAS Co., Ltd. (“KPMG FAS”) as the third-party valuation institution as described further in C “Measures to Ensure Fairness” below. Namura Shipbuilding and the Company repeatedly negotiated and consulted with each other while each company used the calculation results of the share exchange ratio submitted by their respective third-party valuation institutions as a reference, and considered the financial condition, performance trend, share price trend and other factors. As a result, the companies concluded that the share exchange ratio set out in III.1.(1)(a) above was appropriate.  If, however, any material changes occur to the basic terms and conditions for the calculation of the share exchange ratio, such share exchange ratio may be changed through consultation between the companies.

B.	Matters Concerning Calculation

(A)	Names of valuation institutions and relationships with the parties

Both Mitsubishi UFJ Morgan Stanley Securities and KPMG FAS are third-party valuation institutions independent of Namura Shipbuilding and the Company, they are not the parties related to Namura Shipbuilding or the Company, and they do not have a material interest to be noted in connection with the Share Exchange.

(B)	Summary of valuation
According to Namura Shipbuilding, the summary of valuation by Mitsubishi UFJ Morgan Stanley Securities, which is a third-party valuation institution hired by Namura Shipbuilding, is as follows:

As market share prices are available for both companies, Mitsubishi UFJ Morgan Stanley Securities adopted the market price analysis for the valuation of common stock of the companies (with May 21, 2014 being the record date for calculation, Mitsubishi UFJ Morgan Stanley Securities made such calculation based on the closing prices of the shares of the respective companies on the record date as shown in the first section of the TSE, the simple average of the closing prices of the shares of the respective companies on each trading day for the period from May 12, 2014 (the business day immediately following the date when the companies announced the respective financial results for the fiscal year ended March 2014) to the record date, and the simple average of the closing prices of the shares for the one-month period, the three-month period, and the six-month period immediately preceding the record date).  In addition, Mitsubishi UFJ Morgan Stanley Securities adopted the discounted cash flow analysis (the “DCF Analysis”) in order to reflect future business operations in the valuation.  The earnings plan of Namura Shipbuilding, on which Mitsubishi UFJ Morgan Stanley Securities relied for the purpose of DCF Analysis, assumes that after Namura Shipbuilding achieved its record-high consolidated operating income of 22,291 million yen for the fiscal year 2013, its profit level will decline substantially in the fiscal year 2014, for which the earnings forecast has been published, and the fiscal year 2015 due to the building of ships ordered during the market slump following the “Lehman Shock” and other factors, but that its earnings will grow substantially in the fiscal year 2017 due to the recent trend of ship prices recovering, the change in the type of ships which Namura Shipbuilding receives orders to build, its cost-cutting efforts, and other factors.  The earnings plan of the Company assumes that it will continue to post a net loss until and in the fiscal year 2014 due to the building of ships ordered during the market slump after the “Lehman Shock” and other factors, but its operating income will turn a profit from the fiscal year 2015 and its earnings will grow substantially in the fiscal year 2016 due to the recent increase in ship prices, the change in the type of ships which the Company receives orders to build, its cost-cutting efforts, and other factors.

The following shows the relevant calculation result for each analysis method when the share value per share of Namura Shipbuilding is set at 1.

Analysis Method Adopted	Calculation Result of Share Exchange Ratio
Market Price Analysis	0.117-0.149
DCF Analysis	0.090-0.153

In performing its analysis with respect to the share exchange ratio, Mitsubishi UFJ Morgan Stanley Securities has assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by the companies, as the appropriate basis for its analysis.  With respect to the financial projections, Mitsubishi UFJ Morgan Stanley Securities has assumed that they have been reasonably prepared to reflect the best currently available estimates and judgments of the management of each company of their future financial performance.  Mitsubishi UFJ Morgan Stanley Securities has not made, nor has it obtained from any third party, any independent valuation or appraisal of the assets or liabilities (including any off-balance sheet assets and liabilities and contingent liabilities) of either Company or their affiliates.  The analysis by Mitsubishi UFJ Morgan Stanley Securities is based on the aforementioned information made available to it as of May 21, 2014.

Similarly, as market share prices are available for both companies, KPMG FAS, which is a third-party valuation institution hired by the Company, made the calculation of the value of the common stock of the companies using the market price analysis (with May 22, 2014 being the record date for calculation, KPMG FAS made such calculation based on the closing prices of the shares of the respective companies on the record date as shown in the first section of the TSE, the simple average of the closing prices of the shares of the respective companies on each trading day for the period from May 12, 2014 (the business day immediately following May 9, 2014, when the companies announced the respective financial results for the fiscal year ended March 2014) to the record date, and the simple average of the closing prices of the shares for the one-month period and the three-month period immediately preceding the record date).  In addition, KPMG FAS made the calculation of the value of the common stock of the companies using the DCF Analysis in order to reflect future business operations of the companies in the valuation.  The earnings plan of Namura Shipbuilding, on which KPMG FAS relied for the purpose of DCF Analysis, assumes that after Namura Shipbuilding achieved its record-high consolidated operating income of 22,291 million yen for the fiscal year 2013, its profit level will decline substantially in the fiscal year 2014, for which the earnings forecast has been published, and the fiscal year 2015 due to the building of ships ordered during the market slump following the “Lehman Shock” and other factors, but its earnings will grow substantially in the fiscal year 2017 due to the recent recovery trend in ship prices, the change in the type of ships which Namura Shipbuilding receives orders to build, its cost-cutting efforts, and other factors.  The earnings plan of the Company assumes that it will continue to post a net loss until and in the fiscal year 2014 due to the building of ships ordered during the market slump following the “Lehman Shock” and other factors, but its operating income will turn a profit from the fiscal year 2015 and its earnings will grow substantially in the fiscal year 2016 due to the recent recovery trend in ship prices, the change in the type of ships which the Company receives orders to build, its cost-cutting efforts, and other factors.

The following shows the relevant calculation result of KPMG FAS for each analysis method when the share value per share of Namura Shipbuilding is set at 1.

Analysis Method Adopted	Calculation Result of Share Exchange Ratio
Market Price Analysis	0.114-0.155
DCF Analysis	0.115-0.143

In performing its analysis with respect to the share exchange ratio, KPMG FAS has assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by the companies, and that there is no fact that could have a material impact on the calculation of the share exchange ratio and that was not disclosed to KPMG FAS, as the appropriate basis for its analysis.  In addition, KPMG FAS has not made, nor has it obtained from any third party, any independent valuation or appraisal of the assets or liabilities (including any off-balance sheet assets and liabilities and contingent liabilities) of either company, its subsidiaries or its related companies, including analysis and valuation of individual assets and liability.

The analysis by KPMG FAS is based on the information and economic conditions made available to it as of May 22, 2014, and with respect to the financial projections and other future information, KPMG FAS has assumed that they have been reasonably prepared to reflect the best currently available estimates and judgments of the management of each Company of their future financial performance.

C.	Measures to Ensure Fairness
Namura Shipbuilding, upon the implementation of the Share Exchange, requested Mitsubishi UFJ Morgan Stanley Securities, the third-party valuation institution, to calculate the share exchange ratio in order to ensure the fairness of the share exchange ratio in the Share Exchange.  Referring to the result of such calculation, Namura Shipbuilding negotiated and consulted with the Company, and resolved at the meeting of the board of directors which was held on May 23, 2014, to implement the Share Exchange based on the share exchange ratio set out in III.1.(1)(a) above.
On the other hand, the Company, upon the implementation of the Share Exchange, requested KPMG FAS, the third-party valuation institution, to calculate the share exchange ratio in order to ensure the fairness of the share exchange ratio in the Share Exchange.  Referring to the result of such calculation, the Company negotiated and consulted with Namura Shipbuilding, and resolved at the meeting of the board of directors which was held on May 23, 2014, to implement the Share Exchange based on the share exchange ratio set out in III.1.(1)(a) above.

Neither Namura Shipbuilding nor the Company obtained a written opinion (so-called fairness opinion) by the said third-party valuation institutions stating that the agreed share exchange ratio was fair to shareholders of each company from the financial perspective.
Furthermore, Namura Shipbuilding appointed Nagashima Ohno & Tsunematsu, and the Company appointed Mori Hamada & Matsumoto as their respective legal advisors, and received advice from their respective legal advisors on the appropriate procedures and correspondence for the Share Exchange from the legal perspective.
Nagashima Ohno & Tsunematsu and Mori Hamada & Matsumoto are independent of Namura Shipbuilding and the Company, and do not have any material interest.

D.	Measures to Avoid Conflicts of Interest
Namura Shipbuilding and the Company have not taken any special measures, since there is no particular conflicts of interest between the companies in the Share Exchange.

(2)	Reason for Selecting Namura Shipbuilding Common Stock as Consideration
The Company and Namura Shipbuilding selected the common stock of Namura Shipbuilding as consideration for the Share Exchange with the Company.
The Company determined that the common stock of Namura Shipbuilding constituted appropriate consideration for the Share Exchange for various reasons, including that opportunities to sell Namura Shipbuilding common stock are secured since Namura Shipbuilding common stock are listed on the TSE and have liquidity, and that the shareholders of the Company who receive shares of Namura Shipbuilding in exchange for the common stock of the Company can enjoy the future benefits from the Company becoming a wholly-owned subsidiary of Namura Shipbuilding through the Share Exchange .

(3)	Protection of Minority Shareholders in the case where the Company and Namura Shipbuilding are under common control
Not applicable, since the Company and Namura Shipbuilding are not under common control.

(4)	Fairness of Matters Regarding Namura Shipbuilding’s Capital and Reserve Fund
Increases in Namura Shipbuilding’s capital and reserve fund amounts resulting from the Share Exchange will be as follows:

A.	Capital:	JPY 0
B.	Capital Reserve:	An amount separately determined by Namura Shipbuilding in accordance with Article 39, Paragraph 2 of the Ordinance on Corporate Accounting
C.	Retained Earned Reserve:	JPY 0

The capital, capital reserve, and retained earned reserve amounts set forth above were determined in accordance with the Ordinance on Company Accounting and other fair accounting standards, taking into consideration Namura Shipbuilding’s financial condition, the implementation of proactive capital measures and other considerations, and are therefore considered to be fair estimates.

2. Items for Reference Regarding the Consideration in the Share Exchange

(1)	Articles of Incorporation of Namura Shipbuilding
A copy of the Articles of Incorporation of Namura Shipbuilding is attached as Appendix 2 “Articles of Incorporation of Namura Shipbuilding Co., Ltd”.

(2)	Method of converting common stock received in the Share Exchange into cash
(a)	The common stock of Namura Shipbuilding are listed on the first section of the TSE.

(b)	Intermediaries, brokers, and agents for trading the common stock received in the Share Exchange
Namura Shipbuilding’s common stock will be intermediated and brokered by financial instruments firms with operations nationwide, such as securities companies and brokers.

(c)	Details of limitations on transfer or disposal of the common stock received in the Share Exchange
Not applicable.

(3) Market price of the common stock received in the Share Exchange
The monthly highest and lowest prices for Namura Shipbuilding common stock as shown on the first section of the TSE for the 6 month period preceding the date on which the Share Exchange Agreement was executed (May 23, 2014) are as follows:

Month	2013/11	2013/12	2014/1	2014/2	2014/3	2014/4
Highest (Yen)	1,475	1,449	1,522	1,392	1,047	968
Lowest (Yen)	1,132	1,181	1,324	1,020	775	757

For the most recent prices of Namura Shipbuilding common stock, please refer to the website of the TSE (http://www.tse.or.jp).

(4) Content of the balance sheets of Namura Shipbuilding for each fiscal year for the past 5 years (except for last fiscal year).
Namura Shipbuilding has submitted an annual securities report in each fiscal year in accordance with Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

3.	Fairness of Matters Concerning Stock Acquisition Rights in the Share Exchange
Not Applicable.

4.	Items Concerning Financial Statements

(1)	Content of financial statements for Namura Shipbuilding’s last fiscal year
Content of financial statements for Namura Shipbuilding’s last fiscal year (from April 1, 2013 to March 31, 2014) is attached as attachment “Content of financial statements for Namura Shipbuilding’s last fiscal year”.

(2)	Content of provisional financial statement for Namura Shipbuilding as of a provisional closing date falling after the final day of the last fiscal year.
Not applicable.

(3)
Disposition of key assets, assumption of important obligations, and the content of events that otherwise have a significant effect on the status of the assets of Namura Shipbuilding and which arose after the final day of the last fiscal year

Not applicable.

(4)
Disposition of key assets, assumption of important obligations, and the content of events that otherwise have a significant effect on the status of the assets of the Company and which arose after the final day of the last fiscal year

Not applicable.

Appendix 1

SHARE EXCHANGE AGREEMENT (Copy)

Namura Shipbuilding Co., Ltd. (“Namura Shipbuilding”) and Sasebo Heavy Industries Co., Ltd. (“Sasebo Heavy Industries”, and Namura Shipbuilding and Sasebo Heavy Industries are collectively referred to as the “Parties” and individually referred to as a “Party”) hereby execute this Share Exchange Agreement (this “Agreement”) as set forth herein.

Article 1	(Share Exchange)

Sasebo Heavy Industries shall implement a share exchange through which Namura Shipbuilding shall become its wholly-owning parent company and Sasebo Heavy Industries shall become the wholly-owned subsidiary (the “Share Exchange”), and Namura Shipbuilding shall acquire all of the issued and outstanding shares in Sasebo Heavy Industries by the Share Exchange.

Article 2	(Company Name and Address)
The company name and the address of each Party shall be as follows:

(1) Namura Shipbuilding
Company Name: Namura Shipbuilding Co., Ltd.
Address: 2-1-9, Itachibori, Nishi-ku, Osaka City

(2) Sasebo Heavy Industries
Company Name: Sasebo Heavy Industries Co., Ltd.
Address: 2-31-1, Nihonbashihamacho, Chuo-ku, Tokyo

Article 3	(Shares to be Delivered and the Allotment Thereof)
1.                       In the Share Exchange, Namura Shipbuilding shall deliver to the shareholders of Sasebo Heavy Industries, as of the time immediately preceding the time at which Namura Shipbuilding acquires all of the issued shares of Sasebo Heavy Industries (the “Base Time”) and in exchange for Sasebo Heavy Industries’ common stock, common stock in an amount equal to the total number of common stock of Sasebo Heavy Industries held by shareholders of Sasebo Heavy Industries multiplied by 0.128. For the purposes of this Agreement, “shareholders” means the shareholders after the cancellation of the treasury shares of Sasebo Heavy Industries in accordance with Article 6 (the “Relevant Shareholders”).

2.                       Upon the Share Exchange, Namura Shipbuilding shall allot to each Relevant Shareholder, 0.128 shares of Namura Shipbuilding’s common stock for each share of Sasebo Heavy Industries’ common stock held by that Relevant Shareholder.

3.                       If any shares that are to be allotted under paragraphs 1 and 2 of Article 3 are fractions of less than one share, Namura Shipbuilding shall treat these in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

Article 4	(Amounts of Capital and Capital Reserve)
The amounts by which the capital and reserve are to be increased due to the Share Exchange shall be as follows:
(1)	Capital:	JPY 0
(2)	Capital Reserve:	An amount separately determined by Namura Shipbuilding in accordance with Article 39, Paragraph 2 of the Ordinance on Corporate Accounting
(3)	Retained Earned Reserve	JPY 0

Article 5	(Effective Date of Share Exchange)

The Share Exchange shall become effective on October, 1 2014 (the “Effective Date”); provided, however, that the Parties may by mutual agreement amend the Effective Date if such amendment becomes necessary during the process of the Share Exchange or any other reasons.

Article 6	(Cancellation of Treasury Stock)

At the Base Time, Sasebo Heavy Industries shall cancel all of the treasury stock held by Sasebo Heavy Industries as of the Base Time (including the treasury stock purchased by it in response to a buyback demand made by dissenting shareholders pursuant to Article 785, Paragraph 1 of the Companies Act; provided, however, that where a buyback is conducted, the treasury stock shall be cancelled after implementing such buyback) by passing a resolution at a board of directors meeting of Sasebo Heavy Industries to be held no later than the day immediately preceding the Effective Date (as may be amended; the same shall apply hereafter).

Article 7	(Approvals provided at Shareholders Meetings)
Each party shall hold an ordinary general shareholders meeting, on June 24, 2014 for Namura Shipbuilding and on June 25, 2014 for Sasebo Heavy Industries, to seek the approval of this Agreement and of the all matters relating to the Share Exchange that require approval of the shareholders; provided, however, that each Party may by mutual agreement change the date on which it holds the ordinary general shareholders meeting.

Article 8	(Limits on Dividend Distributions)
1.
Namura Shipbuilding may distribute to the shareholders or the registered pledgees of the shares stated or recorded in the last shareholder registry dated March 31, 2014, dividends of up to JPY 20 per share of common stock and JPY 967,532,940 in the aggregate.

2.
Except as set forth in the previous paragraph, neither Party may, from the time of execution of this Agreement until the Effective Date, pass a resolution regarding the declaration of dividends in respect of which the proposed distribution date is prior to the Effective Date.

Article 9	(Management of Assets)
Upon execution of this Agreement until the Effective Date, each Party shall carry out its business and manage and operate all of its assets with the due care of a prudent manager.

Article 10	(Change of Terms and Conditions of Share Exchange and Termination of this Agreement)

The Parties may by mutual agreement amend the terms and conditions of the Share Exchange or any other terms of this Agreement, or cancel the Share Exchange by terminating this Agreement, if at any time from the date of the execution of this Agreement to the Effective Date, any event is identified or arises that may materially affect the assets, financial or the business of either Party, or any event is identified or arises which materially hinders the Share Exchange, or if a situation arises that makes it difficult for the Parties to achieve the purpose of this Agreement; provided, however, that the Party affected by the relevant event or situation may not terminate this Agreement unliterary.

Article 11	(Effectiveness of this Agreement)

This Agreement shall cease to have any effect if the Parties cannot obtain the shareholder approval at their respective shareholders meetings as set forth in Article 7 or, among other things, the approvals of the relevant authorities in accordance with the requirements of the applicable laws and regulations, or if this Agreement is terminated pursuant to Article 10.

Article 12	(Governing Law and Jurisdiction)
1.	This Agreement shall be governed by, and construed in accordance with, the laws of Japan.
2.	The court with exclusive first-instance jurisdiction over any and all disputes in connection with this Agreement shall be the Tokyo District Court.

Article 13	(Matters for Negotiation)

In addition to the matters set forth in this Agreement, any further matters necessary with respect to the Share Exchange shall be determined upon negotiation between the Parties in accordance with the purpose of this Agreement.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in two originals and, upon the affixing the names and sealing or signing hereof, each Party has retained one (1) original hereof.

May 23, 2014

Namura Shipbuilding:	2-1-9, Itachibori, Nishi-ku, Osaka City
Namura Shipbuilding Co., Ltd.
Representative Director and President: Kensuke Namura (seal)

Sasebo Heavy Industries:	2-31-1, Nihonbashihamacho, Chuo-ku, Tokyo
Sasebo Heavy Industries Co., Ltd.
Representative Director and President: Yoshifumi Yushita (seal)

[TRANSLATION]
Appendix 2
ARTICLES OF INCORPORATION
OF
Namura Shipbuilding Co., Ltd.

CHAPTER I.  GENERAL PROVISIONS
(Corporate Name)
Article 1.  The name of the company shall be Kabushiki Kaisha Namura Shipbuilding.  In English, the company shall be called Namura Shipbuilding Co., Ltd.

(Location of Head Office)
Article 2.  The company shall have its head office in Osaka City.

(Purposes)
Article 3.  The purposes of the company shall be to engage in the following businesses:
1.	Design, manufacture, sale and purchase, repair and demolish ships and other marine structures.
2.
Design, production, installation, repair, and maintenance and inspection of bridges, floodgates, steel frames, steel towers, other steel structures, concrete structures, oil refineries, and electricity generation plants.

3.	Design, manufacture, sale, installation, and repair of cranes, conveyers, and other transportation machines.
4.
Design, manufacture, sale, installation, repair, and maintenance and inspection of garbage incineration equipment, non-industrial and industrial waste disposal equipment, and industrial waste recycling equipment.

5.
Production, sale, repair, and maintenance and inspection of press automation machines, fixtures and accessories, machines with respect to development of logistics systems, metal working machines and tools, food packaging and food conveyance machines, confectionary machines, tools for forming machines, and vibration isolation tables for machine movement installation.

6.	Civil engineering and construction business.
7.	Scaffolding and excavation business, installation construction business, painting business, and equipment construction business.
8.	Maritime transport business and ship leasing business.
9.	Development, sale and maintenance of computer software, and information processing and information providing service business.
10.	Worker dispatching undertaking under Worker Dispatching Act.
11.
Consulting business related to or connected with the business described in each item above, and agency business, and brokering and mediating business with respect to item 1, item 3, item 4, and item 9 above.

12.	Investment in, and loans to, necessary business to achieve objective of each item above.
13.	All other businesses related to or connected with the activities described in each item above.

(Organization)
Article 4.  The company shall establish the following bodies in addition to general meetings of shareholders and directors:
1.	Board of Directors;
2.	Corporate auditors;
3.	Board of Corporate auditors; and
4.	Independent Auditor.

(Method of Public Notice)
Article 5.  All public notices of the company shall be made electronically; provided, however, that if any public notice is unable to be made by electronic public notice due to an accident or for any other unavoidable reason, public notices of the Company shall be made by publishing such notice in the Nihon Keizai Shinbun.

CHAPTER II.  SHARES

(Total Number of Shares Which the Company is Authorized to Issue)
Article 6.  The total number of shares which the company is authorized to issue shall be one hundred and fifty million (150,000,000) shares.

(Purchase of Treasury Shares)
Article 7.  The company may acquire the shares of its treasury stock by a resolution of the Board of Directors pursuant to Article 165, Paragraph 2 of the Companies Act.

(Number of Shares Constituting One (1) Unit of Shares)
Article 8.  The number of shares constituting one (1) unit of shares of the company shall be one hundred (100).

(Further Purchase of Shares Constituting Less Than One Unit of Shares to Constitute One Unit)
Article 9.  A shareholder of the company may request the company to sell to the shareholder such number of shares which will, when combined with the fractional unit of shares already held by such shareholder, constitute one (1) full unit of shares (the “Further Purchase of Shares”).
2.  The time when a shareholder of the company may request the Further Purchase of Shares, the method of the request, and other matters shall be governed by the share handling regulations established by the Board of Directors.

(Rights Pertaining to a Fractional Unit of Shares)
Article 10.  A shareholder of the company may not exercise any rights with respect to a fractional unit of shares held by such shareholder, except for the following:
1.	The rights provided for in each item of Article 189, Paragraph 2 of the Companies Act;
2.	The right to receive an allotment of offered shares and offered stock acquisition rights in proportion to the number of shares held by such shareholder; and
3.	The right to request the company to sell shares to such shareholder in accordance with the preceding article.

(Shareholder Registry Administrator)
Article 11.  The Company shall have a shareholder registry administrator.
2.  The shareholder registry administrator and the handling office thereof shall be designated by resolution of the Board of Directors, and public notice thereof shall be given.
3.  The establishment and retention of the register of shareholders, the register of stock acquisition rights, and any other businesses with respect to the register of shareholders and the register of stock acquisition rights of the company, shall be handled by the shareholder registry administrator, and not by the company.

(Share Handling Regulations)
Article 12.  The handling and the fees with respect to shares and the exercise of rights of the shareholder shall be governed by the share handling regulations established by the Board of Directors in addition to the provisions of other laws, regulations, and these Articles of Incorporation.

CHAPTER III.  GENERAL MEETING OF SHAREHOLDERS

(Convening and Record Date of General Meeting of Shareholders)
Article 13.  An ordinary general meeting of shareholders shall be convened within three (3) months from the day following the last day of each fiscal year and an extraordinary general meeting of shareholders may be convened whenever the necessity arises.
2.  The record date of voting rights for the company’s general meeting of shareholders shall be March 31 every year.

(Person to Preside at General Meeting of Shareholders)
Article 14.  The President shall preside as chairman at general meeting of shareholders.  If the President is unable to preside at a general meeting of shareholders due to an accident, another director, in accordance with an order previously determined by the Board of Directors, shall preside at the meeting instead of the President.

(Disclosure via Internet and Deemed Delivery of Reference Documents for General Meeting of Shareholders)
Article 15.  Upon convening a general meeting of shareholders, the company may deem that the information required to be described or indicated in the shareholders’ meeting reference materials, business reports, financial statements, and consolidated financial statements (including accounting audit reports and audit reports regarding the consolidated financial statements) shall have been provided to the shareholders by disclosing such information on the Internet pursuant to the Ministry of Justice Ordinances.

(Resolutions of General Meeting of Shareholders)
Article 16.  Except as otherwise provided by laws and regulations or the Articles of Incorporation, resolutions of a general meeting of shareholders shall be decided by a vote of the majority of the voting rights held by the shareholders present.
2.  Special resolutions of a general meeting of shareholders provided for in Article 309, Paragraph 2 of the Companies Act shall be adopted by an affirmative vote of two-thirds (2/3) or more of the voting rights of the shareholders in attendance who hold in the aggregate not less than one-third (1/3) of the total number of voting rights of all shareholders who are entitled to vote.

(Voting by Proxy)
Article 17.  Shareholders may exercise their voting rights at a general meeting of shareholders by appointing one (1) proxy who is one (1) shareholder of the company entitled to exercise its own voting rights at such meeting; provided, however, the shareholder or the proxy thereof shall submit to the company a document evidencing authority of the proxy to act as such at each general meeting of shareholders.

(Anti-Takeover Measures)
Article 18.  The company may introduce “Anti-Takeover Measures” through a resolution of the meeting of shareholders.  “Anti-Takeover Measures” means the measures which make it difficult to acquire the company due to the issue or allotment of new shares or stock acquisition rights, the main purpose of which issue or allotment is not a business purpose such as financial arrangement but which are intended to secure and improve the corporate value and common interests of shareholders of the company.
2.  The company may decide matters with respect to allotment of stock acquisition rights without contribution through a resolution of the Board of Directors, a meeting of shareholders, or the Board of Directors under a delegation by a resolution of the meeting of shareholders as a part of the Anti-Takeover Measures.
3.  In the event that the company decides to allot stock acquisition rights without contribution under the preceding paragraph, the company may decide the following as the content of stock acquisition rights:
(1)	Certain persons stipulated in the Anti-Takeover Measures (the “Ineligible Persons”), may not exercise the stock acquisition rights.
(2)
The company may treat Ineligible Persons and persons other than Ineligible Persons differently with respect to whether or not consideration will be paid and the content of the consideration that will be delivered to them in exchange for the acquisition of stock acquisition rights by the company.

CHAPTER IV.  DIRECTORS AND BOARD OF DIRECTORS

(Number of Directors)
Article 19.  The company shall have a maximum of fifteen (15) directors.

(Election of Directors)
Article 20.  Directors shall be elected at a general meeting of shareholders.
2.  A resolution for the election of directors shall be adopted at a general meeting of shareholders by an affirmative vote of a majority of the voting rights of the shareholders in attendance who hold voting rights representing in the aggregate one-third (1/3) or more of the total number of voting rights of all shareholders who are entitled to vote.
3.  Resolutions for the election of Directors shall not be made by cumulative voting.

(Term of Office of Directors)
Article 21.  The term of office of directors shall be until the close of the ordinary general meeting of shareholders relating to the last fiscal year ending within two (2) years after their election.
2.  The term of office of a director elected to fill a vacancy of a director who has resigned before the completion of his/her term shall be for the remaining balance of the term of office of the other directors currently in office.

(Representative Director and Directors with Executive Power)
Article 22.  The Board of Directors shall, by resolution, elect Representative Director(s) from among the directors.
2.  The Board of Directors may, by resolution, appoint the Chairman (kaicho), several Vice Chairman(s) (fuku-kaicho), President (shacho), several Vice President(s) (fuku-shacho), several Senior Managing Director(s) (senmu), and several Managing Director(s) (jomu) from among the directors.

(Duties of the Director)
Article 23.  The President (shacho) shall supervise the execution of the business of the company.  If the President is unable to do so due to an accident, another director, in accordance with an order previously determined by the Board of Directors, shall do so instead of the President.

(Remuneration, Etc. of Directors)
Article 24.  The remuneration, bonus, and other proprietary benefits provided by the company as compensation for the duties of directors (the “Remunerations”) shall be determined by a resolution passed at a general meeting of shareholders.

(Limited Liability Agreement with Outside Director)
Article 25.  Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the company may enter into an agreement with any outside director under which such outside director is liable for the damage prescribed in Article 423, Paragraph 1 of the Companies Act up to the minimum liability amount prescribed in laws.

(Notice of Convocation of Meeting of Board of Directors and Resolutions of Meeting of Board of Directors)
Article 26.  Notice to convene a meeting of the Board of Directors shall be given to each director and corporate auditor at least three (3) days prior to the date of such meeting; provided, however, that this period may be shortened in the case of emergency.
2.  Resolutions of a meeting of the Board of Directors shall be adopted by an affirmative vote of a majority of the directors present who constitute in number a majority of all the Directors of the company.
3.  In the event that a director makes a proposal regarding a matter to be resolved at the meeting of the Board of Directors, and all of the directors (limited to those who are entitled to vote on such matter) express their consent to such proposal in writing or by electromagnetic record, the resolution to adopt such proposal is deemed to have been made at the meeting of the Board of Directors (except in the case where any corporate auditor expresses his/her objection to such matters).

(Regulations of Board of Directors)
Article 27.  Matters with respect to the Board of Directors shall be governed by the Regulations of Board of Directors established by the Board of Directors in addition to the provisions of other laws, regulations, and the Articles of Incorporation.

CHAPTER V.  CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

(Number of Corporate auditors)
Article 28.  The Company shall have a maximum of four (4) corporate auditors.

(Election of Corporate auditors)
Article 29.  Corporate auditors shall be elected at a general meeting of shareholders.
2.  A resolution for the election of corporate auditors shall be adopted at a general meeting of shareholders by an affirmative vote of a majority of the voting rights of the shareholders in attendance who hold voting rights representing in the aggregate one-third (1/3) or more of the total number of voting rights of all shareholders who are entitled to vote.

(Term of Office of Corporate auditors)
Article 30.  The term of office of corporate auditors shall be until the close of the ordinary general meeting of shareholders relating to the last fiscal year ending within four (4) years after their election.
2.  The term of office of a corporate auditor elected to fill a vacancy of a corporate auditor who has resigned before the completion of his/her term shall be for the remaining balance of the term of office of the other corporate auditors currently in office.

(Full-Time Corporate auditor(s))
Article 31.  The Board of Corporate auditors shall elect one (1) full-time corporate auditor by resolution of the Board of Corporate auditors.

(Remuneration, of Corporate auditors)
Article 32.  The Remunerations of corporate auditors shall be determined by a resolution made at a general meeting of shareholders.

(Limited Liability Agreement with Outside Corporate auditors)
Article 33.  Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with any outside corporate auditor under which such outside corporate auditor is liable for the damage prescribed in Article 423, Paragraph 1 of the Companies Act up to the minimum liability amount prescribed in laws.

(Notice of Convocation of Meeting of Board of Corporate auditors and Resolutions of Meeting of Board of Corporate auditors)
Article 34.  Notice to convene a meeting of the Board of Corporate auditors shall be given to each corporate auditor at least three (3) days prior to the date of such meeting; provided, however, that this period may be shortened in the case of emergency.
2. Except as otherwise provided by laws and regulations, resolutions of a meeting of the Board of Corporate auditors shall be decided by a vote of a majority of all of the corporate auditors.

(Regulations of the Board of Corporate auditors)
Article 35.  Matters with respect to the Board of Corporate auditors shall be governed by the Regulations of the Board of Corporate auditors established by the Board of Corporate auditors in addition to the provisions of other laws, regulations, and the Articles of Incorporation.

CHAPTER VI.  ACCOUNTING AUDITOR

(Election of Accounting Auditor)
Article 36.  An accounting auditor shall be elected at a general meeting of shareholders.

(Term of Office of Accounting Auditor)
Article 37.  The term of office of the accounting auditor shall be until the close of the ordinary general meeting of shareholders relating to the last fiscal year ending within one (1) year after their election.
2.  Except as otherwise resolved at the ordinary general meeting of shareholders set forth in the preceding paragraph, an accounting auditor is deemed to have been re-elected at said ordinary general meeting of the shareholders.

(Remuneration of Accounting Auditor)
Article 38.  The Remunerations of the accounting auditor shall be determined with the consent of the Board of Corporate auditors.

CHAPTER VII.  ACCOUNTING

(Business Year)
Article 39.  The fiscal year of the company shall commence on April 1 each year and end on March 31 of the following year.

(Dividends from Surplus)
Article 40.  Dividends from a surplus shall be distributed to shareholders and registered stock pledgees who are listed or recorded in the shareholders’ register as of the close of the last day of the fiscal year for which the dividends are declared.

(Interim Dividends)
Article 41.  The company may, through a resolution of the Board of Directors, make a distribution of dividends from a surplus to shareholders and registered stock pledgees listed or recorded in the shareholders’ register as of the close of September 30 of each year.

(Prescription Period for Payment of Dividends)
Article 42.  If a shareholder or registered stock pledgee has not received year-end dividends (limited to the distribution of dividends by cash), or interim dividends within three (3) years after the date on which the payment of such dividends was offered, the company shall be released from its obligation to distribute such dividends.  Dividends shall not yield interest.

Cautionary Statement Regarding Forward-Looking Statements
This notice contains forward-looking statements that reflect the Namura Shipbuilding’s and the Company’s plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause Namura Shipbuilding and the Company’s actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.

Reference Materials for Ordinary General Shareholders Meeting (Attachment)

Financial Statements of Namura Shipbuilding Co. Ltd. for the Most Recent Fiscal Year

Sasebo Heavy Industries Co., Ltd.

Business Report

(April 1, 2013 to March 31, 2014)

1. Current State of the Business Group
(1) Business Progress and Results of the Group
[Management Environment and Performance Results during the Consolidated Fiscal Year Under Review]
With regard to economic conditions in Japan during the consolidated fiscal year under review, expectations were high that correction of the strong yen would lead to an exit from deflation and economic recovery. However, problems related to the consumption tax increase, ongoing trade deficits, the slump in economic growth for developing nations, the heightening of geopolitical risks and other causes for concern at home and abroad have led to a lingering uncertainty toward the future.
According to the Shipbuilders Association of Japan, the global quantity of completed new ships has declined since peaking in 2011, falling in 2013 to 70,268 thousand gross tons (down 26.5% from the previous year), but thanks to bulk orders at nearly rock-bottom prices and order intakes intended to secure workloads from each country’s shipyards, the volume of orders received for new ship construction that year broke 100 million gross tons for the first time since 2007 with 101,434 thousand gross tons (up 166.9% from the previous year). As a result, the global quantity of new ship construction at hand at the end of December 2013 grew to 182,863 thousand gross tons (up 14.0% from the previous year), and there is the sense that a resolution in world surplus shipbuilding capacity and a full-scale recovery of new ship prices have been put off. However, given that there has also been a management practice downtown at some shipyards and a tendency by those placing orders to discriminate among shipyards, it is expected that the partnerships, reorganizations, and weeding out of domestic and foreign shipyards will continue.
With regard to the ship construction business, which is the core of our Business Group, we have won orders for 37 energy-efficient 34,000 deadweight ton light bulk ships, which have been well received by customers, and we have planned to construct the ships with Hakodate Dock Co., Ltd. In addition, we have won orders for 250,000 new deadweight ton ore carriers (WOZ MAX), one of our leading products which we have overhauled in terms of fuel efficiency and other ways across the board, and have secured more than three years’ worth of work volume. Further, as a member of a consortium of five Japanese companies, we acquired a stake in the major Brazilian shipbuilder Ecovix-Engevix Construções Oceânicas, which we will incorporate into our growth strategy focused on future business expansion with our accumulated experience and know-how.

Hakodate Dock Co., Ltd.’s ship repair business is coming along smoothly, becoming involved for the first time in life-prolongation repairs to naval vessels and the like.
Orii & Mec Corporation, which handles the machine business, is working on further increasing its market share through active product development in its domestic business, and is promoting overseas development according to customer trends, such as looking into establishing new sales branches in the ASEAN member countries and the Americas.
As for the environment surrounding the Iron Structure Land Machine Business, the situation remains severe, but thanks to a rise in its order intake capabilities and enhancement of technological and management abilities, the business has been making structural improvements.
With regard to net sales for the consolidated fiscal year under review, although the quantity of operations for the ship construction business was restrained compared to the same period last year, the correction of the strong yen and the major increase in net sales for the ship repair business led to net sales of 124,559 million yen (up 5.2% from the same period in the previous year). As for profit and loss, in addition to the effect of the correction of the strong yen, our continuous cost reduction efforts centered on small group activities has led to operating income of 22,291 million yen (up 64.5% from the same period in the previous year), and in non-operating income, since there was 1,437 million yen in foreign exchange gains, this led to ordinary income of 23,677 million yen (up 63.6% from the same period in the previous year). Although the fixed assets of our consolidated subsidiaries underwent an impairment loss of 696 million yen, the income before tax for the consolidated fiscal year under review was 22,981 million yen (up 66.5% from the same period in the previous year), and net income also saw a significant increase over the same period last year at 12,687 million yen (up 58.4% from the same period in the previous year), amounting to the highest gains on record.

The State of Each Business Segment
Ship Construction Business
In the consolidated fiscal year under review, the Company built a total of 10 ships consisting of eight large-scale iron ore carriers, one mid-scale light bulk carrier, and its first 34,000 deadweight ton light bulk carrier series ship, and Hakodate Dock Co., Ltd. built a total of eight ships consisting of six 32,000 deadweight ton light bulk carriers and two small-scale ships such as ferries; combined, the companies completed the construction of 18 ships in total. Net sales were at 100,054 million yen (up 1.8% from the same period in the previous year), and with respect to profit and loss, thanks to correction of the strong yen and cost reduction activities, the Company 22,884 million yen in operating income (up 52.5% from the same period in the previous year).
As for order intake, with a focus on energy-efficient 34,000 deadweight ton light bulk carriers we won orders for 35 ships to be constructed in-house, and Hakodate Dock Co., Ltd. won orders for 17 ships to be constructed, making a total of 52 ship orders. As a result, the value of backlog of orders at the end of the consolidated fiscal year under review was 240,290 million yen (up 4.2% from the same period in the previous year). The backlog of orders does not include the nine ships under internal discussion for which no agreements have been executed.

Our policy for winning orders is in principle to secure a three-year on-hand work volume continually, but going forward we will continue to listen to what the market says and make an effort to respond in a timely, precise and flexible manner.
In the consolidated fiscal year under review, the amount of recorded sales in U.S. dollars was USD$865 million and the average rate thereof was 99.6 yen per U.S. dollar. Further, concerning the U.S. dollar amount of incomplete forward exchange contracts targeted for sale in the consolidated fiscal year under review, we used the closing rate of 102.92 yen per U.S. dollar for recorded sales.

Ship Repair Business
Hakodate Dock Co., Ltd., which plays a central role in the ship repair business, has become involved for the first time in periodic inspection work and technically challenging life-prolongation work for naval vessels, and the operation rate of its large-scale repair facilities has greatly improved. As a result, net sales for the consolidated fiscal year under review were 9,278 million yen (up 72.8% from the same period in the previous year), and for its profit and loss, income and profit increased to 445 million yen in operating income (compared with 72 million yen in operating losses in the previous year). We will continue to concentrate on naval and government vessels, and for commercial ships we will promote business development by leveraging our characteristics and technical capabilities in Hokkaido to the utmost extent.
With the first orders won for periodic inspections of large-scale naval vessels, the backlog of orders at the end of the consolidated fiscal year under review reached 5,119 million yen (up 33.3% from the same period in the previous year).

Machinery Business
For Orii & Mec Corporation, which handles the machinery business, the shift abroad of its principal customers in the automobile industry led overseas sales to continue to prosper, while the domestic demand environment also showed signs of improvement. As a result, net sales for the consolidated fiscal year under review were 8,729 million yen (up 8.6% from the same period in the previous year), and regarding profit and loss, the business saw 708 million yen in operating income (up 7.2% from the same period in the previous year).
The backlog of orders at the end of the consolidated fiscal year under review was 3,517 million yen (down 0.9% from the same period in the previous year).

Iron Structure Land Machine Business
Although projects such as the replacement of the upper section of the Sawajiri Bridge on the Kimotsuki River (324 tons), which was ordered by the Kyushu District Maintenance Bureau of the Ministry of Land, Infrastructure and Transport, was completed as planned, net sales for the consolidated fiscal year under review were only 3,365 million yen (down 5.2% from the same period in the previous year). The land machine business for the private sector incurred heavy losses and this led to operating losses of 133 million yen (compared with 60 million in operating losses at the same time in the previous year). Thus, difficult circumstances have continued, and we will make efforts for further structural improvement including more thorough management of proceeds.

The backlog of orders at the end of the consolidated fiscal year under review was 3,074 million yen (up 36.4% from the same period in the previous year).

Other Businesses
Net sales for the software development, shipping, wholesale, and facility work businesses in the consolidated fiscal year under review were 3,133 million yen (down 1.6% from the same period in the previous year), and operating income reached 266 million yen (down 1.3% from the same period in the previous year).
The backlog of orders at the end of the consolidated fiscal year under review was 1,186 million yen (down 6.7% from the same period in the previous year).

Net Sales and Operating Income by Business Segment
	Net Sales (millions of yen)			Operating Income (millions of yen)
Business Segment	Previous Consolidated Fiscal Year	Consolidated Fiscal Year Under Review	Change from Same Period in Previous Year (%)	Previous Consolidated Fiscal Year	Consolidated Fiscal Year Under Review	Change from Same Period in Previous Year (%)
Ship Construction	98,278	100,054	1.8	15,005	22,884	52.5
Ship Repair	5,368	9,278	72.8	△72	445	―
Machinery	8,036	8,729	8.6	660	708	7.2
Iron Structure Land Machine	3,549	3,365	△5.2	△60	△133	―
Other	3,183	3,133	△1.6	270	266	△1.3
(Elimination or unallocated)				(△2,249)	(△1,879)
Total	118,414	124,559	5.2	13,554	22,291	64.5

(2) The Business Group’s Equipment Material Procurement and Subcontracting
With increased foreign procurement costs accompanying the correction of the strong yen and the continuing high prices in the materials market due to healthy domestic demand, the environment surrounding procurement remains severe, but we will be cooperating with subcontractors and equipment material customers with whom we have dealt for many years, and continue with our cost reduction activities in a range of ways, as well as cultivate new customers including ones overseas. In so doing, we will make efforts towards maximum cost reduction and maintaining and ensuring appropriate product quality and a stable supply, so as to achieve customer satisfaction.

(3) The Business Group’s Capital Investments and R&D
The total amount of capital investments implemented in the consolidated fiscal year under review was 1,243 million yen. We took advantage of the renewable energy feed-in-tariffs in the installation of photovoltaic power generating equipment and the updates our small-to-medium diameter tube automated line electric equipment and our scheduling system.
The total R&D costs was 656 million yen. In addition to an exhaust heat energy recovery system in vessel main engines, we are engaged in researching environmentally friendly fuel-efficient vessel models and appendages, developing new products, improving the quality of our existing products, and raising our production efficiency, and in this regard are continuing to deliver results.

(4) Issues to be Addressed by the Business Group
The Business Group is formulating a new three-year mid-term management plan for 2014-2016 called “Time for Victory” in order to handle changes in the business environment and realize sustainable growth and development, and is aiming for improved business profitability alongside a growth strategy, centering on cost reduction and enhanced R&D capabilities. The Business Group will seek to raise the ship construction business’s productivity and improve its profitability through cost reduction, and will strive to secure on-hand construction quantities good for the normal three years while accelerating development of new products and of competitive products that reflect customer needs, in order to be victorious in the intensifying international struggle for survival. Further, in the ship repair business, machine business, iron structure land machine business, and other businesses as well, by enhancing our ability to cope with rapid and diverse environmental changes, we will work to reinforce our business foundation, leverage our strengths and overcome our weaknesses in each business, and ensure stable proceeds. With respect to our growth strategy, we will enhance our internal structure on which our corporate growth will be based, and actively look into strategic business tie-ups with other companies and future overseas expansions.
We will continue to enhance our management base by maintaining and developing strong relationships not only with our shareholders but our clients, customers, employees and other various stakeholders, and look to secure and raise our corporate value and the common interests of shareholders.

Ship Construction Business
As a result of domestic ship builders winning order after order with the goal of ensuring their workloads, shipbuilding berths have begun to feel constricted and price levels for ship construction are marginally on an upward trend.  However, ship construction prices are stagnating because some Chinese and South Korean shipyards have waged an order-winning offensive centered on large-scale light bulk ships, deploying short delivery deadlines and low ship costs. Going forward, it is expected that there will be replacement demand for owned hulls due to low ship costs and new construction demand in anticipation of global economic recovery and sustained growth, but the supply of newly constructed ships has been postponed, and a full-scale recovery of ship prices has yet to be realized.

Although the Business Group has secured on-hand construction quantities to last more than three years, given that ship construction prices are sluggish, we will work in the future to raise profits for already ordered ships through cost reduction, and to develop activities for winning orders with a grasp of the market environment. Further, we will actively pursue major improvements in fuel efficiency which our customers demand and actively promote new product development in response to changes in energy architecture, connecting with our growth strategy going forward.

Ship Repair Business
In the ship repair business, naval vessel construction which plays a central role is running smoothly, but for general commercial ships competition remains fierce with domestic and foreign shipyards. Under such circumstances, Hakodate Dock Co., Ltd. will fully leverage its technical capabilities backed by many years of history and tradition as well as its locational superiority to a maximum extent, and will make aggressive efforts to grow its business.

Machinery Business
With regard to Orii & Mec Corporation, which is in charge of the machine business, the expansion of overseas production in the automobile industry (being its primary industry) is expected to continue, but in the electric equipment-related industries, we have begun to see a partial move back to domestic production.
Given such changes to the business environment, regarding domestic business, we will make efforts to build a structure that is certain to yield a profit, and to enhance our function as a product development center. Further, for overseas businesses, we will seek to build an organization and management system for each overseas subsidiary in keeping with local conditions, promote localization, and clarify our product strategy to grow our sales. We will make use of both our domestic business and our overseas business to achieve stability and growth.

Iron Structure Land Machine Business
Although public works projects continue to be curtailed, with the introduction of the Basic Law of National Land Enhancement in December 2013, and the resolution of unopened sections of road, network maintenance, and the like, it is expected that orders will continually be placed for new bridges.
By enhancing our involvement in preservation and repair work which is certain to be in greater demand going forward, we will continue to contribute to the maintenance and development of social infrastructure, and will make structural reforms and improvements that will definitely allow us to secure profits.
In the land machine business, we will strive to enhance our technological capacity and raise profits by being selective in accepting orders.

Other Businesses
In order to raise the Business Group’s value, we will reassess the group business portfolio, promote the independence of our affiliate companies handling the businesses, and clearly define the role of each business in the Business Group, thereby using the group’s management resources more effectively and raising their synergistic effects, and expanding and enhancing the returns of each business.

Materials Procurement Section
We will seek to enter into further partnerships with our competitive equipment material customers in Japan and overseas, mutually share wisdom with them, promote cost reduction activities, and apply our energies to further shrink our unit costs with the aim of a prosperous coexistence.
With the continuous building of the newly-developed energy-efficient 34,000 deadweight ton light bulk carriers having begun, we recognize that our greatest challenge will be applying ourselves closely to all manners of cost reduction activities, and thoroughly improving our profitability. Further, in order to maintain our busy operations, it will be extremely important to secure the stable supply of ship equipment materials.  Taking various steps including streamlining our distribution, we will work towards securing the stable supply of our ship equipment materials.

Capital Investments and R&D Section
For capital investments, by systematically performing preventive maintenance on existing facilities and replacing obsolete equipment, we will work to control the occurrence of emergency repairs, secure more stable and efficient operations, and look into modernizing and rationalizing our production facilities.
With regard to R&D, we will actively engage in environmental measures including fuel-efficiency capabilities, and in the ship construction business especially, we will enhance the Product Development Section to increase the consistency of our operations from market surveys to product development. In view of how the shipping companies actually operate the ships, we will actively engage in research for reducing the volume of greenhouse gas emissions through the development of energy-efficient ships and appendages.

Sections Indirectly Involved in Management
With the changes in the business environment surrounding the Business Group and the market becoming increasingly severe, we will seek to accurately adapt to changes in the business environment and strengthen the entire Business Group’s business foundation. As we look to improve the degree of customer satisfaction through suitable quality control, we will also continue to engage in company-wide cost reduction activities committed to eliminating impractical conduct, irregularities, and waste.

With respect to personnel, a vital management resource, while giving consideration to environmental changes and business development, we will work on enhancing the Business Group’s organizational capacity and training and passing skills on to young employees, and seek to exchange human resources throughout the group and actively introduce outside talent.
In terms of finance, we will be strict in applying our accounting standards and stick to conservative highly transparent accounting policies, and in order to accurately and stably handle the demand for funds required for the sustainable growth and strategic development of the business, we will look to further augment and consolidate our financial structure, and actively procure funds with a balance between direct and indirect financing in mind.
We are certain that to achieve corporate development and raise our corporate value, it is important to gain the trust of our shareholders, our customers, and society at large by maintaining a legitimate, appropriate, and highly transparent administration, and will strive to continuously improve our internal controls and enhance our business management.

We sincerely ask all our shareholders for their continued support and encouragement going forward.

(5) Assets and Profit and Loss
① Changes in the Business Group’s Assets and Profits and Loss
Category	FY 2010	FY 2011	FY 2012	FY 2013 (Consolidated fiscal year under review)
Orders received (m. yen)	35,317	28,721	49,128	155,466
Net sales (m. yen)	136,034	122,633	118,414	124,559
Ordinary income (m. yen)	6,041	11,049	14,477	23,677
Net income (m. yen)	2,273	5,640	8,008	12,687
Net income per share (yen)	47.1	116.86	165.77	262.46
Total assets (m. yen)	195,730	162,304	147,012	152,891
(Notes)  1.  Amounts shown in the million are rounded up or down to the nearest million yen.
2.  Orders won are shown on a work-completion basis.
3.  Net income per share is calculated on the basis of the average number of outstanding shares during the term.

②           Changes in the Company’s Property and Profit and Loss
Category	FY 2010	FY 2011	FY 2012	FY 2013 (Consolidated fiscal year under review)
Orders won (m. yen)	16,995	5,577	24,245	126,817
Net sales (m. yen)	115,788	104,521	96,915	98,885
Ordinary income (m. yen)	8,220	8,804	11,730	20,221
Net income (m. yen)	4,605	4,311	6,773	11,057
Net income per share (yen)	95.38	89.26	140.12	228.60
Total assets (m. yen)	175,483	141,345	126,309	128,520
(Notes)  1.  Amounts shown in the million are rounded up or down to the nearest million yen.
2.  Orders won are shown on a work-completion basis.
3.  Net income per share is calculated on the basis of the average number of outstanding shares during the term.

(6) Status of Parent Company and Principal Subsidiaries
① Relationship with parent company: no applicable data
② Principal Subsidiaries
Company Name	Capital (m. yen)	Capital Contribution Ratio of the Company (%)	Main Business Activities
Hakodate Dock Co., Ltd.	1,746	89.9	Ship manufacturing
Orii & Mec Corporation	1,491	100.0	Machinery manufacturing
Meiwa Sangyo Co., Ltd.	80	100.0	Wholesale
Genkai Technical Engineering Co., Ltd.	50	100.0	Construction contracting
Namura Information Systems Co., Ltd.	50	100.0	Software development

(7) Main Business Activities of the Business Group
① Ship Construction Business	Manufacture and sales of various ships
② Ship Repair Business	Repair and dismantling of various ships
③ Machinery Business	Manufacture and sales of automated pressing devices, precision spring molding devices
④ Iron Structure Land Machine Business	Manufacture and sale of steel structures
Manufacture and sale of waste incinerators, general and industrial waste processors
⑤ Other Businesses	Sales of machinery and tools
Software development, sales of information equipment
Facility preservation and security

(8) Principal Business Group Sites
① The Company	Headquarters (Nishi-ku, Osaka), Imari office (Imari city, Saga prefecture), Tokyo office (Minato-ku, Tokyo)
② Hakodate Dock Co., Ltd.	Headquarters (Hakodate city, Hokkaido), Tokyo Headquarters (Chuo-ku, Tokyo)
Hakodate shipyard (Hakodate city, Hokkaido), Muroran shipyard (Muroran city, Hokkaido)
③ Orii & Mec Corporation	Headquarters (Isehara city, Kanagawa prefecture), Kawaguchi office (Kawaguchi city, Saitama prefecture)
④ Meiwa Sangyo Co., Ltd.	Headquarters (Imari city, Saga prefecture), Osaka branch (Suminoe-ku, Osaka), Fukuoka branch (Chuo-ku, Fukuoka)

⑤ Genkai Technical Engineering Co., Ltd.	Headquarters (Imari city, Saga prefecture)
⑥ Namura Information Systems Co., Ltd.	Headquarters (Imari city, Saga prefecture), Tokyo office (Chiyoda-ku, Tokyo), Fukuoka branch (Chuo-ku, Fukuoka)

(9) Business Group and Company Employees
① Business Group Employees
Business Category	No. of Employees	Change from End of Previous Consolidated Fiscal Year
Ship Construction	1,237	Decrease of 39
Ship Repair	171	Increase of 2
Machinery	406	Increase of 3
Iron Structure Land Machine Business	77	Increase of 1
Other	344	Decrease of 16
Total	2,235	Decrease of 49

②           Company Employees
No. of Employees	Change from End of Previous Consolidated Fiscal Year	Average Age	Average Length of Employment
1,003	Decrease of 31	39.3	16.2

(10) Principal Lenders of the Business Group
Lender	Loan Balance (m. yen)
The Development Bank of Japan, Inc. The Bank of Tokyo-Mitsubishi UFJ, Ltd. The Shoko Chukin Bank, Ltd. The Bank of Saga, Ltd. The Hokkaido Bank, Ltd.	3,752 2,764 1,631 1,092 1,000

2.	Matters Concerning the Stock of the Company

(1)	Total number of authorized shares:	150,000,000 shares
(2)	Total number of issued shares:	48,376,647 shares (excluding 9,770 treasury shares)
(3)	Number of shareholders:	6,699
(4)	Major shareholders

Shareholder Name	Number of Shares Held (thousands of shares)	Shareholding Ratio (%)
Nippon Steel & Sumitomo Metal Corporation	3,023	6.2
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	2,131	4.4
Mitsui O.S.K. Lines, Ltd.	2,066	4.3
Yamato Kogyo Co., Ltd.	1,626	3.4
Air Water Inc.	1,619	3.3
Metal One Corporation.	1,500	3.1
Mitsubishi Heavy Industries, Ltd.	1,413	2.9
Tokio Marine & Nichido Fire Insurance Co., Ltd.	1,350	2.8
Nippon Yusen Kabushiki Kaisha	1,200	2.5
Japan Trustee Services Bank, Ltd. (Trust a/c)	1,196	2.5

3.	Matters Concerning Stock Acquisition Rights of the Company

A.	Situation Regarding Stock Acquisition Rights Issued to Officers of the Company as Compensation for the Execution of Their Duties (as of March 31, 2014)

	Directors (excluding Outside Directors)	Corporate Auditors (excluding Outside Corporate Auditors)
First Issuance of Stock Acquisition Rights	４ Persons: 470 Rights	２ Persons: 50 Rights
Second Issuance of Stock Acquisition Rights	５ Persons: 510 Rights	２ Persons: 50 Rights
Third Issuance of Stock Acquisition Rights	５ Persons: 515 Rights	２ Persons: 50 Rights
Fourth Issuance of Stock Acquisition Rights	５ Persons: 515 Rights	２ Persons: 50 Rights
Fifth Issuance of Stock Acquisition Rights	６ Persons: 640 Rights	２ Persons: 50 Rights
Sixth Issuance of Stock Acquisition Rights	７ Persons: 460 Rights	２ Persons: 40 Rights
Note: The stock option plan which provides for stock compensation to executive officers who continue to hold their offices after the base date for employees to qualify for retirement was adopted by a resolution issued at a meeting of the Company’s board of directors held on March 28, 2012.  The “Fifth Issuance of Stock Acquisition Rights” and the “Sixth Issuance of Stock Acquisition Rights” above do not include stock acquisition rights (respectively, 100 rights and 120 rights) that were issued to directors, who concurrently serve as executive directors of the Company, as compensation for their services as executive officers of the Company.

A summary of the stock acquisition rights described above is as follows.
	Date of Resolution Approving Issuance	Allocation Date of Stock Acquisition Rights	Number of Stock Acquisition Rights	Class and Number of Shares Underlying Stock Acquisition Rights	Issue Price	Exercise Price	Exercise Period of Stock Acquisition Rights
First Issuance of Stock Acquisition Rights	December 19, 2008	January 21, 2009	520 Rights	52,000 Ordinary Shares	225.21 yen per Stock Acquisition Right	1 yen per Share	January 22, 2009 to January 21, 2039
Second Issuance of Stock Acquisition Rights	December 18, 2009	January 21, 2010	560 Rights	56,000 Ordinary Shares	429.63 yen per Stock Acquisition Right	1 yen per Share	January 22, 2010 to January 21, 2040
Third Issuance of Stock Acquisition Rights	December 17, 2010	January 21, 2011	565 Rights	56,500 Ordinary Shares	320.54 yen per Stock Acquisition Right	1 yen per Share	January 22, 2011 to January 21, 2041
Fourth Issuance of Stock Acquisition Rights	December 16, 2011	January 23, 2012	565 Rights	56,500 Ordinary Shares	217.36 yen per Stock Acquisition Right	1 yen per Share	January 24, 2012 to January 23, 2042
Fifth Issuance of Stock Acquisition Rights	December 21, 2012	January 23, 2013	790 Rights	79,000 Ordinary Shares	266.54 yen per Stock Acquisition Right	1 yen per Share	January 24, 2013 to January 23, 2043
Sixth Issuance of Stock Acquisition Rights	February 20, 2014	March 10, 2014	620 Rights	62,000 Ordinary Shares	907.59 yen per Stock Acquisition Right	1 yen per Share	March 11, 2014 to March 10 , 2044
Note 1. Main terms for exercising the Stock Acquisition Rights
The holders of stock acquisition rights may exercise the stock acquisition rights only within the period commencing from and including the date following the date on which the stock acquisition rights holder loses his/her position as a director, corporate auditor or executive officer of the Company to and including the date which is 10 days after such commencement date.  However, a holder of stock acquisition rights who is a director, corporate auditor or executive officer of the Company may exercise his/her stock acquisition rights from the date which is 30 years after the date when such stock acquisition rights were acquired.

Note 2. Main terms and grounds for acquiring the Stock Acquisition Rights
If at a meeting of the shareholders of the Company, a resolution approving any of the following agenda items A, B, C, D or E is issued (or in the case where a shareholders’ resolution is not required, if approval is given by the board of directors of the Company or by an executive officer of the Company who is so authorized pursuant to Article 416 (4) of the Companies Act), the Company may acquire a holder’s stock acquisition rights, without any charge to such holder, on an acquisition date separately determined by the board of directors:

A. Agenda item seeking approval of a merger agreement pursuant to which the Company will be absorbed by another company;
B. Agenda item seeking approval of an absorption-type company split agreement or absorption-type company split plan by which the Company will be the splitting company;
C. Agenda item seeking approval of a share exchange agreement or share transfer plan by which the Company will become a wholly-owned subsidiary;
D. Agenda item seeking approval of an amendment to the Company’s Articles of Incorporation to include a new provision stating that the Company’s approval of share transfers shall be a restriction on all shares issued by the Company; and
E. Agenda item seeking approval of an amendment to the Company’s Articles of Incorporation to include a new provision, with respect to the features of the class of shares that is subject to the stock acquisition rights, (i) requiring the approval of the Company for any acquisition of shares of such class by assignment and (ii) stipulating that the Company may acquire all shares of such class by resolution issued at a shareholders’ meeting.

B.
Situation Regarding Stock Acquisition Rights etc., Delivered to Executive Officers Who Do Not Serve as Director of the Company, as Compensation for the Execution of their Duties within this Fiscal Year (as of March 31, 2014)

Executive Officers (excluding Executive Officers who concurrently serve as Directors)
Fifth Issuance of Stock Acquisition Rights	1 Person: 30 Rights
Sixth Issuance of Stock Acquisition Rights	3 Persons: 70 Rights

A summary of the stock acquisition rights mentioned above is as follows.
	Date of Resolution Approving Issuance	Allocation Date of Stock Acquisition Rights	Number of Stock Acquisition Rights	Class and Number of Shares Underlying Stock Acquisition Rights	Issue Price	Exercise Price	Exercise Period of Stock Acquisition Rights
Fifth Issuance of Stock Acquisition Rights	December 21, 2012	January 23, 2013	30 Rights	3,000 Ordinary Shares	266.54 yen per Stock Acquisition Right	1 yen per Share	January 24, 2013 to January 23, 2043
Sixth Issuance of Stock Acquisition Rights	February 20, 2014	March 10, 2014	70 Rights	7,000 Ordinary Shares	907.59 yen per Stock Acquisition Right	1 yen per Share	March 11, 2014 to March 10 , 2044

Note 1. Main terms for exercising the Stock Acquisition Rights
The same as stated in note 1 of A above.

Note 2. Main terms and grounds for acquiring the Stock Acquisition Rights
The same as stated in note 2 of A above.

[…………]

7. Basic Policy Concerning the Governance of Joint Stock Company
(1) Overview of the basic policy concerning persons who control decisions on our financial and business policies
The Company believes that the persons who control decisions on our financial and business policies should thoroughly understand our group’s finances, operations and the sources of our enterprise value, and they need to be able to secure and enhance our enterprise value and furthermore the common interests of shareholders in a continuous and sustainable manner.
From this perspective, it is the Company’s belief that persons who acquire large holdings of our shares without contributing to our enterprise value or the common interests of shareholders are not appropriate as persons to control decisions on our financial and business policies, and that we need to preserve our enterprise value and the common interests of shareholders by taking necessary and appropriate countermeasures against the acquisition of large shareholdings by such persons.

(2) Overview of special approach that contributes to the useful use of Company’s property; formation of appropriate business group; and achievement of other basic policies
(i) Sources of our enterprise value
Ever since its foundation in 1911, the Company has been engaged in operations anchored by shipbuilding under the management philosophy of “having a presence”. By manufacturing and supplying high-quality vessels that has continued to meet customer needs over our long history, the Company has garnered customer trust and has made a concerted effort as a group to enhance our enterprise value.
The Company believes its enterprise value stems from the following specific points.
First, the Company has a deep, mutual trust from a long-term perspective with Japan’s big three shipping companies and other customers in Japan and abroad.
Second, it is important to have stable, medium- to long-term transaction relationships based on trust with Japan’s leading steelmakers and other suppliers of vessel materials in order to secure the stable supply of high quality products.
Third, the Company has the development and technical prowess necessary to develop, win orders for and build high-quality products that meet the needs of its customers, as well as product management expertise.
Fourth, friendly mutual relationships with regional communities are important.
As discussed above, the Company has continued management under the keyword of “customer trust,” which comprehensively refers to all stakeholders including customers, vessel materials suppliers and other business partners and employees.

(ii) Approaches to enhance enterprise value
The Business Group is formulating a new three-year mid-term management plan for 2014-2016 called “Time for Victory” in order to ensure handling changes in the business environment and realize sustainable growth and development, and is aiming for improved business profitability alongside a growth strategy, centering on cost reduction and enhanced R&D capabilities. In order to succeed in the intensifying international struggle for survival, the Business Group will seek to raise the ship construction business’s productivity and improve its profitability through cost reduction, and will strive to secure on-hand construction quantities for the normal three years while accelerating development of new products and of competitive products that reflect customer needs. Further, in the ship repair business, machine business, iron structure land machine business, and other businesses, by enhancing our ability to cope with rapid and diverse environmental changes, we will work to reinforce our business foundation, leverage our strengths and overcome our weaknesses in each business, and ensure stable proceeds. With respect to our growth strategy, we will accelerate enhancing our internal structure on which our corporate growth will be based, and actively look into strategic business tie-ups with other companies and future overseas expansions.

(iii) Strengthening corporate governance
The Company’s stance is that compliance is a company’s fundamental and minimum social obligation, and the Company firmly believes that obtaining the trust of shareholders, business partners and society by maintaining lawful, appropriate and highly transparent management leads to corporate development and enhancement of enterprise value.
Under this belief, in order to contribute to the creation of a rich society and promote and ensure compliance, the Company has stipulated “Namura Shipbuilding Co., Ltd.: Conduct Charter and Conduct Guidance” as the fundamental principles of corporate conduct and conduct guidance that all directors and employees must follow, and will endeavor to establish corporate ethics further and perform social responsibilities.
Further, with respect to compliance and risk management, and promotion of appropriate financial reporting, the internal control committee and the internal audit office play a main role in evaluating, maintaining and improving the internal control systems.
The following summarizes the Company’s management control organization structure concerning managerial decision-making, business implementation and auditing.
Once a month in principle, with the attendance of auditors, the board of directors makes decisions on material business matters after thoroughly considering issues such as legality, reasonableness, efficiency, strategy, sociality and appropriateness, while also overseeing the execution of the duties by the directors.
The Company also employs the operating officer system in order to bolster and strengthen managerial decision-making and operational implementation as well as oversight, and through thorough discussions and prompt and efficient operational implementation, the Company aims to maximize Company enterprise value.
Furthermore, the board of operating officers is held once a month in principle to fully discuss implementation of material business matters concerning management.

In regard to oversight of the management status of the Group, in addition to the directors and operating officers of each company performing audit, the directors or operating officers  meet once every three months to report on the management status of their respective companies, and the same is reported by each group company’s representatives at meetings of department managers and affiliates held once every six months. This way, the reality of the situation is grasped and oversight and guidance are provided concerning accurate managerial control and operation implementation.
As for operational and accounting auditing by auditors, full-time auditors attend material meetings such as the board of operating officers and department managers meetings and provide opinions if necessary, and provide opinions on ringi forms and other approval procedures starting with the discussion stage to strengthen audit. The Company receives reports on audit results from accounting auditors and carries out periodic and non-periodic exchanges of information to ensure a relationship is formed between the auditors and accounting auditors. Two of Company auditors are part-time, external auditors, and these external auditors do not have any business relations or conflict of interest with the Company.

(3) Overview of approaches to prevent inappropriate persons from controlling decisions regarding the Company’s financial and business policy
In light of the basic policy of the Company explained above, the Company’s approach is to prevent decisions regarding the Company’s financial and business policies from being controlled by persons which it deems inappropriate. Therefore, in order to deter acquisitions that run counter to the Company’s enterprise value and the common interests of its shareholders, and to secure and enhance the Company enterprise value and the common interests of shareholders, the Company has established certain procedures regarding acquisitions of large shareholdings in the Company.  These procedures, which include the Company requesting certain information from potential purchasers of more than 20% interests in the Company, ensure that the Company’s shareholders are given necessary and sufficient information and time to make appropriate decisions regarding the acquisition, and as well as opportunities to negotiate with the acquirer.
For details of this policy, please refer to the May 9, 2014 notice titled “Renewal of the countermeasures (acquisition-defending measures) concerning large acquisitions of our shares, etc.” (on our website: http://www.namura.co.jp/).

(4) Thinking of the Company’s board of directors regarding the above approaches and the reasons therefor
① Special approaches that contribute to achieve basic policy (the approaches in section (2) above)
The approaches for enhancing enterprise value and measures for strengthening corporate governance as set forth in section (2) above were formulated as concrete policies for the purpose of continuously and sustainably improving the Company’s enterprise value and the common interests of shareholders, and contribute to the realization of our basic policy. Therefore, these measures conform to our basic policy, and align with the common interests of the Company’s shareholders, and are not intended to maintain the positions of the Company’s officers.

② Approaches to prevent inappropriate persons from controlling decisions on the Company’s financial and business policy (the initiatives in section (3) above)
● Such approaches conform to the basic policy
Such approaches establish a framework so that when an offer is made for shares in the Company, shareholders are given sufficient information and time to decide whether to approve and accept the offer, and the Company’s board of directors are given the opportunity to propose an alternative plan and conduct negotiations with the offeror for the benefit of the shareholders. This framework therefore secures the Company’s enterprise value and the common interests of its shareholders; as such the approaches conform to the basic policy.

● Such approaches do not undermine the common interests of the Company’s shareholders, and their purpose is not to maintain the positions of the Company’s officers
For the following reasons, the Company believes that such approaches do not undermine the common interests of the Company’s shareholders, and are not intended to maintain the status of the Company’s officers.
(a) They satisfy the requirements for guidelines on anti-takeover measures
(b) They respect the will of the shareholders
(c) They respect the judgments of independent committees and provide for information disclosure
(d) They create reasonable, objective requirements
(e) They promote the obtaining of third party expert opinions
(f) They are not dead-hand type or slow-hand type takeover defense measures

※ The monetary amounts and share numbers shown in this Business Report are rounded up or down to the nearest unit.

Consolidated Balance Sheet

(As of March 31, 2014)

(in millions of yen)

Account	Amount	Account	Amount

(ASSETS)		(LIABILITIES)
CURRENT ASSETS	116,054	CURRENT LIABILITIES	73,442
Cash and deposits	37,545	Notes and accounts payable - trade	22,768
Notes and accounts receivable - trade	25,930	Short-term borrowings	6,446
Marketable securities	39,998	Lease obligations	207
Merchandise and finished goods	1,463	Income taxes payable	6,043
Work in process	4,587	Advance receipts	26,043
Raw materials and supplies	887	Provision for construction warranties	692
Advance payments	1,937	Provision for loss on construction contracts	7,217
Deferred tax assets	2,264	Provision for directors’ bonuses	74
Others	1,486	Notes payable - facilities	1
Allowance for bad debt	(43)	Others	3,951
NON-CURRENT ASSETS	36,837	NON-CURRENT LIABILITIES	12,485
(Property, plant and equipment)	27,425	Long-term debt	5,913
Buildings and structures	11,080	Lease obligations	617
Docks and building berths	1,394	Deferred tax liabilities	689
Machinery, equipment and vehicles	3,999	Provision for directors’ retirement benefits	96
Vessels	1,124	Provision for special repairs	41
Tools, furniture and fixtures	502	Liability for retirement benefits	3,958
Land	8,639	Asset retirement obligations	530
Leased assets	656	Others	641
Construction in progress	31	TOTAL LIABILITIES	85,927
(Intangible assets)	428	(NET ASSETS)
Software	323	Shareholders’ Equity	65,640
Leased assets	63	Common stock	8,083
Telephone subscription right	17	Capital surplus	9,616
Others	25	Retained earnings	47,949
(Investments and other assets)	8,984	Treasury stock	(8)
Investment securities	7,781	Accumulated Other Comprehensive Income (Loss)	459
Long-term loans receivable	38
Deferred tax assets	256	Marketable securities valuation difference	776
Others	1,124	Deferred gains or losses on hedges	8
Allowance for doubtful accounts	(215)	Foreign currency translation adjustments	572
		Pension liability adjustments	(897)
		Stock acquisition rights	151
		Minority interests	714
		TOTAL EQUITY	66,964
TOTAL ASSETS	152,891	TOTAL LIABILITIES AND EQUITY	152,891

Consolidated Statement of Income

(From April 1, 2013 to March 31, 2014)

(in millions of yen)

Account	Amount

Net sales		124,559
Cost of sales		94,848
Gross profit		29,711
Selling, general and administrative expenses		7,420
Operating income		22,291

Non-operating income:
Interest income	67
Dividend income	95
Equity in earnings of unconsolidated subsidiaries and associated companies	3
Foreign exchange gain	1,437
Others	209	1,811
Non-operating expenses:
Interest expenses	230
Comission fee	134
Others	61	425
Ordinary income		23,677

Extraordinary loss:
Loss on valuation of investment securities	0
Impairment loss	696	696

Net income before income taxes and minority interests		22,981
Income taxes-current	9,252
Income taxes-deferred	920	10,172
Net income before minority interests		12,809
Minority interests in net income		122
Net income		12,687

Consolidated Statement of Changes in Net Assets

	(From April 1, 2013 to March 31, 2014)					(JPY in million)

	Shareholders’ equity					Accumulated other comprehensive income (loss)
	Capital	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity	Valuation difference on marketable securities	Deferred gains or losses on hedges	Foreign Currency Translation Adjustments	Pension liability adjustments	Total accumulated other comprehensive income (loss)	Stock acquisition	Minority interests	Total net assets
Balance as at April 1, 2013	8,083	9,616	36,433	(18)	54,114	288	(34)	75	―	329	95	803	55,341
Changes of items during the year
Cash dividends			(1,161)		(1,161)								(1,161)
Net income			12,687		12,687								12,687
Purchase of treasury stock				(0)	(0)								(0)
Disposal of treasury stock			(10)	10	(0)								(0)
Net changes in accounts other than shareholders’ equity						488	42	497	(897)	130	56	(89)	97
Total changes	―	―	11,516	10	11,526	488	42	497	(897)	130	56	(89)	11,623
Balance as at March 31, 2014	8,083	9,616	47,949	(8)	65,640	776	8	572	(897)	459	151	714	66,964

Notes to the Consolidated Financial Statements

1.	Significant matters for preparation of consolidated financial statements

(1)	Scope of consolidation
Out of 24 subsidiaries, The Hakodate Dock Co., Ltd., ORII and MEC CORPORATION, Meiwa Sangyo Co., Ltd., Genkai Technical Engineering Co., Ltd., Namura Information Systems Co., Ltd., and 14 other subsidiaries are consolidated. The remaining five subsidiaries are excluded from the scope of consolidation due to their immaterial impact on the consolidated financial statements.

(2)	Application of the equity method of accounting
Out of two associated companies, Imari Steel Center Co., Ltd. is accounted for under the equity method. Five unconsolidated subsidiaries and the other associated company are excluded from the application of the equity method because each company has no material impact on the consolidated financial statements and because they are not significant on an aggregate basis.

(3)	Account closing date of consolidated subsidiaries
The fiscal year end is December 31 for ORII and MEC CORPORATION (including its nine consolidated subsidiaries,) Meiwa Sangyo Co., Ltd., Genkai Technical Engineering Co., Ltd., Namura Information Systems Co., Ltd., Namura Marine Co., Ltd. and Morning Daedalus Navigation, S.A. Regarding those subsidiaries, their financial statements as of that date are used in preparing for the consolidated financial statements, and necessary adjustments are made for significant transactions during the period between December 31 and March 31. The fiscal year-end dates of Golden Bird Shipping, S.A. and Namura Engineering Co., Ltd. are July 31 and August 31, respectively. Their financial statements prepared using provisional settlement of accounts as of the consolidated closing date are used for preparation of the consolidated financial statements.

(4)	Significant accounting policies

1) Basis of Valuation for significant assets
a. Securities
Debt securities intended to be held to maturity	Stated at amortized cost (Straight-line method)

Available-for-sale securities
Marketable securities
Stated at market value based on the market price as the fiscal year-end with unrealized gains and losses, net of applicable taxes, reported in a separate component of equity. Cost of securities sold is determined by the moving-average method

Non marketable securities	Stated at cost determined by the moving-average method

b. Receivables and payables arising from derivatives transactions	Stated at market value

c. Inventory
Stated at cost (book value is written down to reflect the decreased profitability)
Merchandise and finished goods, work in process	Primarily determined by the specific identification method
Raw materials and supplies	Primarily determined by the moving-average method

2) Depreciation and amortization of significant assets
a. Property, plant and equipment (except for leased assets)	Depreciated by the declining-balance method, except for the buildings acquired on or after April 1, 1998, which are depreciated using the straight-line method.
Estimated useful lives are as follows:
Buildings and structures: 10 - 47 years
Machinery and transportation equipment: 5 - 10 years
b. Intangible assets (except for leased assets)	Amortized by the straight-line method.
Software for internal use is amortized by the straight-line method over an expected useful life of five years.

c. Leased assets
The leased assets related to finance lease transactions without transfer of ownership are amortized by the straight-line method over the lease term with zero residual value. However, such lease transactions that started before the adoption of Accounting Standards Board of Japan (ASBJ) Statement No. 13 “Accounting Standard for Lease Transactions” are accounted for as operating lease transactions.

3) Accounting for significant allowances
a. Allowance for doubtful accounts
To provide for a loss on doubtful accounts, general allowances are provided using the rate determined by past experience with bad debts. Specific allowances are provided for the estimated amount considered to be uncollectible after reviewing the individual collectability of certain doubtful accounts.

b. Provision for construction warranties
Provision for construction warranties is recorded for the estimated construction warranty expenditure after vessels and other products are delivered. The amounts are estimated based on the past statistics.

c. Provision for losses on construction contracts
Provision for losses on construction contracts is recorded, based on estimated losses that are anticipated to occur from the following fiscal year, for any undelivered construction contract on which a loss is likely to be incurred as of the end of the current fiscal year and where the amount of such loss can reasonably be estimated.

d. Provision for directors’ bonuses
Provision for bonus payment to directors is recorded based on the estimated amount to be paid at the end of the fiscal year.

e. Provision for directors’ retirement benefits
Provision for director’s retirement benefits is recorded based on the estimated retirement benefits at the end of the fiscal year in accordance with the internal policies for directors’ retirement benefits.

f. Provision for special repairs
Provision for special repairs is recorded to prepare for the periodic overhaul of vessels. The liability is recorded based on the costs accrued at the end of the fiscal year to which such overhaul costs are attributable.

4) Accounting for retirement benefits
a. Method of allocating projected retirement benefits
In determining the retirement benefit obligations, a straight-line basis is adopted to attribute project benefit obligations.

b. Method of accounting actuarial gains or losses and past service cost
Actuarial differences are amortized on a straight-line basis over a fixed number of years (for example, 14 years) not exceeding the employees’ average remaining service years beginning in the following fiscal year. Past service costs recognized during the year are amortized on a straight-line basis over a fixed number of years (for example, 14 years) not exceeding the employees’ average remaining service years beginning in the following fiscal year.

5) Revenue and Cost Recognition Policies
Revenue Recognition Policies for Construction Contracts
The percentage-of-completion method is used for construction contracts whose outcomes are deemed certain for the end of the current fiscal year (with percentage of completion is estimated by the cost-ratio method). The completed-contract method is used for other construction contracts.

6) Significant hedge accounting
a. Methods of hedge accounting
Deferred hedge accounting is applied to hedges for forward exchange contracts in relation to future monetary receivables and payables denominated in foreign currencies under forecast transactions. Further, the allocation method is applied to monetary receivables and payables denominated in foreign currencies with forward exchange contracts, and the simplified accounting method is applied to the interest rate swaps when certain requirements are met.

b. Hedging instruments and hedged items
Hedging instruments: Derivative transactions (forward exchange contracts and interest rate swap contracts)
Hedged items:	Transactions exposed mainly to market fluctuations (monetary receivables and payables denominated in foreign currencies and floating-rate borrowings)

c. Hedging policy
Derivatives transactions are used for the purpose of hedging currency exchange and interest risks, pursuant to the derivative transaction management rules.

d. Method of evaluating the effectiveness of hedging
The effectiveness of a hedge is assessed by comparing the accumulated change in the fair value or cash flow of a hedged item and a hedging instrument.

e. Others
An internal manual describing the general policies for derivative transactions has been approved by the Board of Directors. The Management Control Division is responsible for executing and managing derivative transactions and such activities are reported to the Board of Directors.

7) Accounting for consumption taxes
National and local consumption taxes are excluded from respective transaction amounts.

(5) Changes in accounting policies
Accounting for retirement benefits
Namura Shipbuilding applied the “Accounting Standard for Retirement Benefits” (ASBJ Statement No. 26 of May 17, 2012) (the “Accounting Standard”) and the “Guidance on Accounting Standard for Retirement Benefits” (ASBJ Guidance No. 25 of May 17, 2012) (the “Guidance”) from the fiscal year ended March 31, 2014, except for items prescribed in paragraph 35 of the Accounting Standard and paragraph 67 of the Guidance. In accordance with the Accounting Standard and the Guidance, the amount of the projected benefit obligations less the pension plan asset is reported as a liability for retirement benefits and unrecognized actuarial gains or losses is recorded as a liability for retirement benefits from the fiscal year ended March 31, 2014.
For the application of the Accounting Standard and the Guidance, Namura Shipbuilding adopted the transitional provision in paragraph 37 of the Accounting Standard, recording the amount effected by this change in accumulated other comprehensive income at the current fiscal year-end.
As a result, Namura Shipbuilding recorded liabilities for retirement benefits of ¥3,958 million, while accumulated other comprehensive income decreased by ¥897 million.

(6) Additional information
Effect of tax rate reduction on deferred tax assets and liabilities
The Ministry of Finance in Japan released the “Act on Partial Amendment to the Income Tax Act” (Act No. 10 of 2014) on March 31, 2014, to abolish the special corporate tax for reconstruction, effective from fiscal years beginning on and after April 1, 2014. The promulgation of the Act will reduce the effective statutory tax rate from 37.8% to 35.4% for calculating deferred tax assets and liabilities on temporary differences that are expected to be realized during the fiscal year beginning on April 1, 2014. As a result of this change in the tax rate, deferred tax assets (the amount remaining after subtracting deferred tax liabilities) decreased by ¥159 million, and income taxes–deferred increased by ¥159 million.

2.	Notes to the consolidated balance sheet
(1)	Assets pledged as collateral
Buildings and structures	¥1,016 million
Docks and building berths	342 million
Machinery, equipment and vehicles	0 million
Tools, furniture and fixtures	0 million
Land	4,402 million
Investment securities	99 million
Total	¥5,859 million
   Liabilities secured by the above pledged assets
Short-term loans payable	¥1,120 million
Long-term loans payable, including the balance due within one year	¥5,254 million

(2)	Accumulated depreciation for property, plant and equipment	¥50,638 million

3.	Notes to the consolidated statement of changes in equity
(1)	Number of shares issued at the end of the fiscal year
Common stock                           48,386,417 shares

(2)	Dividends declared
1)	Dividends paid during the current fiscal year
Resolution	Class of shares	Total amount of dividends (Millions of JPY)	Dividends per share (JPY)	Record date	Effective date
June 25, 2013 Annual shareholders’ meeting	Common Stock	677	14	March 31, 2013	June 26, 2013
November 6, 2013 Meeting of the Board of Directors	Common Stock	484	10	September 30, 2013	December 6, 2013

2)	Dividends to be made in the subsequent fiscal year
Resolution	Class of shares	Source of dividend	Total amount of dividends (Millions of JPY)	Dividends per share (JPY)	Record date	Effective date
June 24, 2014 Annual shareholders’ meeting	Common Stock	Retained earnings	968	20	March 31, 2014	June 25, 2014
(note) The annual shareholders’ meeting is planned to be held on June 24, 2014.

(3)	Number of shares subject to stock acquisition rights at the fiscal year-end
Common stock                      372,000 shares

4.	Notes to Financial Instruments
(1)	Status of financial instruments
1)
Namura Shipbuilding and its subsidiaries (collectively, the “Namura Group”) raises funds principally through bank borrowings, principally based on the capital investment plan that is developed for shipbuilding and sales of various ships.

Temporary surplus of funds is managed through secure financial assets, and short-term working capital is financed through bank loans.
Our policy provides that derivative transactions are used not for speculative purposes, but to mitigate risks stated below.

2)	Financial instruments and their risks
Notes and accounts receivable - trade, which are operating assets, are exposed to customer credit risk. In addition, the receivables denominated in foreign currencies, arising from the Namura Group’s global business, are exposed to foreign exchange rate risk. The Namura Group works to minimize foreign exchange rate risk through hedge transactions that utilize such derivatives as forward exchange contracts. The Namura Group’s marketable securities and investment securities are principally either held-to-maturity securities or stocks that are held for business and capital alliance purposes and are, therefore, exposed to market price fluctuations. Notes and accounts payable - trade, which are operating liabilities, are mostly payable within one year. In addition, certain payables, arising from imports of shipbuilding materials and equipment, are denominated in foreign currencies and are exposed to foreign exchange rate risk; however, such liabilities are usually smaller than the balance of the receivables denominated in the same foreign currencies. Borrowings and lease obligations under finance leases mainly relate to funds for capital investments. The longest maturity of such long-term debt is 10 years after the fiscal year end. Certain long-term debts have variable interest rates and are exposed to interest rate risk; however, they are hedged through the use of derivatives (interest rate swaps). The derivatives that the Namura Group utilizes are foreign currency forward contracts that are employed to hedge the foreign exchange rate risks of operating assets and liabilities denominated in foreign currencies and the interest rate swaps that are arranged to properly control the fluctuation of gains and losses due to interest rate change.

3)	Risk management relating to the financial instruments
a.	Management of credit risk (relating to nonperformance of contractual obligations by transaction counterparties)
Regarding trade receivables and long-term loan receivables, each company of the Namura Group monitors the financial condition of major customers and reviews receivable due dates and balances by customer, for the purpose of early identification of possible deterioration in the financial conditions and other issues of the customers to take prompt actions to mitigate credit risk. Securities held to maturity represent investments in debt securities with high credit ratings reviewed in accordance with investment policy and approved by the board of directors. The credit risk of these securities is deemed minimal. Derivative transactions are engaged only with financial institutions with sound credit profiles in order to mitigate the counterparty risk. The maximum amounts of credit risk relating to the financial instruments as of the fiscal year end are shown on the balance sheet.
b.	Management of market risk (relating to fluctuations in foreign exchange rate risks and interest rate risks)

The Namura Group principally uses forward exchange contracts to mitigate foreign exchange rate risks of trade receivables and payables denominated in foreign currencies, and reviews market condition by currency on a monthly basis. Depending on conditions in foreign currency markets, forward exchange contracts are arranged for trade receivables denominated in foreign currencies that are confirmed and scheduled by forward transactions of exports. To hedge against interest rate fluctuations on borrowings, interest rate swaps are utilized. For marketable securities and investment securities, each company of the Namura Group confirms the market prices and the financial conditions of the issuers (transactions counterparties) on a regular basis. For securities other than those held for maturity, each company of the Namura Group reviews their holdings on a continuing basis, taking account of the relationship with the issuer (counterparty). For derivatives, the Management Control Division conducts transactions in accordance with the derivative transaction management rules and confirms the balances. Monthly performance results are reported to the board of directors.

c.	Management of liquidity risks of fund-raising (relating to ability to meet payment obligations by the due dates)

Each company of the Namura Group minimizes liquidity risks through cash flow planning that the Management Control Division prepared and updated based on the reports and information from other departments.

(2)	Fair value of financial instruments
Book value, fair value and the difference between the amounts as of March 31, 2014 (closing date of the current fiscal year) are presented in the following table. Those for which fair value is considered extremely impracticable to determine are not included in the table below (see Note 2).

(JPY in million)
			Book value	Fair Value	Difference
(1)	Cash and deposits		37,545	37,545	-
(2)	Notes and accounts receivable – trade		25,930	25,930	-
(3)	Securities and investment securities
	1)	Debt securities intended to be held to maturity	39,998	39,998	0
	2)	Marketable-for-sale securities	5,124	5,124	-
(4)	Long-term loans receivable, including balances receivable within one year		48	50	2
Total assets			108,645	108,647	2
(1)	Notes and accounts payable – trade		22,768	22,768	-
(2)	Short-term borrowings		3,838	3,838	-
(3)	Long-term debt, including balances due within one year		8,521	8,550	29
(4)	Lease obligations		824	795	(29)
(5)	Income tax payable		6,043	6,043	-
Total liabilities			41,994	41,994	0
Derivatives (*)			13	13	-
(*) Receivables and payables arising from derivative transactions are presented on a net basis.

(Note 1) Method of determining fair values of financial instruments and other matters related to securities and derivatives
Assets
(1)	Cash and deposits
The book value of these instruments approximate fair value because of their short maturities.
(2)	Notes and accounts receivable – trade
Fair value is calculated based on the present value of the future cash flows of the notes and accounts receivable – trade. They are categorized by period and discounted by the appropriate interest rates considering the length of the remaining period until maturity and credit risks. The book value of these receivables approximate fair value because of their short maturities.
(3)	Securities and investment securities
The fair values of stocks are determined based on the quoted prices on the stock exchange. Fair values of bonds are mainly determined based on the quoted prices on the stock exchange or those obtained from financial institutions.
(4)	Long-term loans receivable, including balances receivable within one year
Long-term loans receivable are categorized by maturity class and assigned credit risks. Fair value represent the excepted future cash flows from the long-term loans receivable, discounted by the risk from rates such as the sovereign debt rate, plus risk premium.
Liabilities
(1)	Notes and accounts payable – trade
Fair value is calculated based on the present value of the future cash flows of the notes and accounts payable – trade. They are categorized by period and discounted by the appropriate interest rates considering the length of the remaining period until maturity and credit risks. The book value of these payables approximate fair value because of their short maturities.
(2)	Short-term borrowings, and (5) Income taxes payable
The book value of these instruments approximate fair value because of their short maturities.
(3)	Long-term debt, including balances due within one year and (4) Lease obligations
The fair values of long-term debt and lease obligations are stated at present value which is determined by discounting the aggregate value of principal and interest using an interest rate on similar new loans or lease transactions.

Derivatives
Forward exchange contracts accounted for by the allocation method and interest rate swaps accounted for by the simplified accounting method are treated as one with the hedged items. For that reason, the fair value of such forward exchange contracts and interest rate swaps are included in the fair values of the corresponding operating assets or liabilities and the long-term debt.

(Note 2) Financial instruments for which determining the fair value is considered to be extremely impracticable
(JPY in million)
Category	Carrying amount on balance sheet
Unlisted shares	2,657
There are no available market prices for these securities. Since it is deemed expensive to estimate the fair values of these securities by the discounted cash flow method, Namura Shipbuilding deems it impracticable to estimate their fair values. Accordingly, the unlisted shares are not included in “Assets (3)  2) Securities and investment securities”.

5.	Notes to per share information

(1)	Net asset per share	¥1,367.20
(2)	Net income per share	¥262.46

6.	Impairment losses
Impairment losses are recorded for the following asset groups.
Intended use	Principal category	Main location	Amount of impairment (Millions of JPY)
Operating assets	Buildings and structures, land, machinery and transportation equipment, etc.	Muroran-shi, Hokkaido	537
Idle assets	Land	Hakodate-shi, Hokkaido	1
Idle assets	Land	Isehara-shi, Kanagawa-ken	158
Total			696

(Background)
Impairment losses were recognized at the amount by which the book value of the assets exceeded their recoverable amount, because certain operating assets at The Hakodate Dock Co., Ltd. were no longer considered likely to earn profits as initially projected and because the market value of the idle assets at The Hakodate Dock Co., Ltd. and ORII and MEC CORPORATION declined.
(Method of grouping)
Principal asset group is based on business segment unit considering regional characteristics. An idle asset for which no future use is planned is individually considered as one asset group.
(Calculation method of recoverable value)
Recoverable value is measured based on fair value less costs to sell. The recoverable value of a depreciable asset is determined to be zero in consideration of the substantial disposal cost. The recoverable value of land is principally based on the real estate appraisal amount.

7.	The figures shown have been rounded to the nearest million yen.